                                                              EXHIBIT NO. (C)(1)
================================================================================


                             INVESTMENT AGREEMENT


                                     AMONG


                              SPRINT CORPORATION,
                             A KANSAS CORPORATION



                      SPRINT COMMUNICATIONS COMPANY L.P.,
                        A DELAWARE LIMITED PARTNERSHIP



                                DOLPHIN, INC.,
                            A DELAWARE CORPORATION



                              DOLPHIN SUB, INC.,
                            A DELAWARE CORPORATION



                                      AND



                           EARTHLINK NETWORK, INC.,
                            A DELAWARE CORPORATION.


                         DATED AS OF FEBRUARY 10, 1998

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

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
ARTICLE I      THE OFFER AND FINANCING.....................................................  2
     1.01.  The Offer......................................................................  2
     1.02.  Company Actions................................................................  3
     1.03.  Issuance of Convertible Preferred Stock........................................  4
     1.04.  Marketing Agreement............................................................  5
     1.05.  Convertible Debt Financing.....................................................  5
     1.06.  Merger of Newco Sub into the Company and Conversion of
              Company into Newco Stock.....................................................  6
     1.07.  Governance Agreement and Stockholders Agreement................................  7
     1.08.  Registration Rights Agreement..................................................  8
     1.09.  Closing........................................................................  8

ARTICLE II     CONDITIONS TO OFFER AND CLOSING............................................. 12
     2.01.  Mutual Conditions to Offer..................................................... 12
     2.02.  Conditions to Offer for Benefit of Sprint and Sprint L.P....................... 13
     2.03.  Conditions to Offer for Benefit of the Company, Newco, and Newco Sub........... 15
     2.04.  Condition to Closing of All Parties............................................ 16

ARTICLE III    REPRESENTATIONS AND WARRANTIES.............................................. 17
     3.01.  Representations and Warranties of the Company.................................. 17
     3.02.  Representations and Warranties of Newco and Newco Sub.......................... 24
     3.03.  Representations and Warranties of Sprint and Sprint L.P........................ 27

ARTICLE IV     COVENANTS RELATING TO CONDUCT OF BUSINESS AND OF THE COMPANY.................31
     4.01.  Conduct of Business............................................................ 31
     4.02.  Access to Property and Information............................................. 33
     4.03.  Public Disclosure.............................................................. 33
     4.04.  HSR Act Filings................................................................ 33
     4.05.  Information.................................................................... 34
     4.06.  Further Assurances............................................................. 34
     4.07.  No Solicitation................................................................ 34
     4.08.  Efforts Regarding Outstanding Warrants and Other Dilutable Securities.......... 35

ARTICLE V      ADDITIONAL AGREEMENTS....................................................... 36
     5.01.  Reasonable Efforts; Notification............................................... 36
     5.02.  Fees and Expenses.............................................................. 37
     5.03.  Stockholder Litigation......................................................... 37
     5.04.  Nasdaq Listing................................................................. 37

     5.05.  Confidentiality................................................................37
     5.06.  No Acceleration of Options or Termination Payments.............................38
     5.07.  Amortization and Writeoffs of Goodwill and Assets..............................38
     5.08.  Maintaining SIP Subscribers at Newco...........................................38
     5.09.  Certification of SIP Subscribers...............................................38

ARTICLE VI     TERMINATION, AMENDMENT AND WAIVER...........................................39
     6.01.  Termination....................................................................39
     6.02.  Effect of Termination..........................................................40

ARTICLE VII    MISCELLANEOUS...............................................................40
     7.01.  Notices........................................................................41
     7.02.  Entire Agreement...............................................................42
     7.03.  Waiver, Amendment, Etc.........................................................42
     7.04.  Successors and Assigns.........................................................42
     7.05.  Governing Law..................................................................43
     7.06.  Severability...................................................................43
     7.07.  Counterparts...................................................................43
     7.08.  Headings.......................................................................43
     7.09.  No Third-Party Beneficiaries...................................................43
     7.10.  Interpretation.................................................................43
     7.11.  Inclusion of Information in Schedules..........................................44
     7.12.  Exclusive Jurisdiction and Consent to Service of Process.......................44
     7.13.  Amendment......................................................................44
     7.14.  Survival.......................................................................44
     7.15.  WAIVER OF JURY TRIAL...........................................................44

ARTICLE VIII   DEFINITIONS.................................................................45
     Definitions...........................................................................45

                                                                            PAGE
                                                                            ----

EXHIBITS:
     A - Form of Certificate of Designation
     B - Form of Master Assignment
     C - Network Agreement
     D - Marketing Agreement
     E - Credit Agreement
     F - Agreement and Plan of Merger
     G - Governance Agreement
     H - Stockholder's Agreement
     I - Registration Rights Agreement
     J - Agreement To Vote
     K - Agreement to Vote and Tender Stock

                             INVESTMENT AGREEMENT

     THIS INVESTMENT AGREEMENT dated as of February 10, 1998 (this "Agreement"), among Sprint Corporation, a Kansas corporation ("Sprint"), Sprint Communications Company L.P., a Delaware limited partnership ("Sprint L.P."), EarthLink Network, Inc., a Delaware corporation (the "Company"), Dolphin, Inc., a Delaware corporation ("Newco"), and Dolphin Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Newco ("Newco Sub").

     WHEREAS, the respective Boards of Directors of Sprint, the General Partner of Sprint L.P., Newco and the Company have determined to enter into a strategic relationship in the area of Internet access and related services and Sprint and Sprint L.P. will make investments in Newco and the Company in connection with the Merger of Newco Sub and the Company in order to enhance the capabilities for growth and financial and strategic success;

     WHEREAS, Sprint proposes to make a tender offer (as it may be amended from time to time as permitted under this Agreement, with the Company's consent if required hereby, the "Offer") to purchase 1,250,000 shares of Common Stock for an aggregate cash consideration of $56,250,000 and at a price per share of Common Stock of $45 net to each seller in cash (such price, as may hereafter be changed, the "Offer Price"), upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has approved the Offer and the other transactions contemplated hereby and is recommending that the Company's stockholders who wish to receive cash for their shares of Common Stock accept the Offer;

     WHEREAS, immediately following the closing of the Offer, Sprint L.P. proposes to purchase 4,102,941 shares of Series A Convertible Preferred Stock, par value $.01 per share of Newco (the "Convertible Preferred Stock") in exchange for (i) an aggregate cash consideration of $23,750,000, (ii) the assignment to Newco of 100% of the Sprint Internet Passport Subscribers, and
(iii) entering into a network agreement whereby Newco and the Company will utilize Sprint L.P.'s long-distance network under specified terms and conditions;

     WHEREAS, Sprint, Sprint L.P., the Company and Newco will enter into a marketing agreement whereby Newco and the Company will utilize the Sprint brand under specified terms and conditions and will, inter alia, have the right to use
                                               ----- ----
Sprint L.P. distribution channels under specified terms and conditions and agree to sell certain Sprint L.P. products;

     WHEREAS, Sprint shall provide Newco and the Company, as co-borrowers, with up to $25 million of Convertible Senior Debt financing on or after the Closing, with such amount to increase to up to $100 million over time (the "Convertible Debt Financing"), such indebtedness to be evidenced by one or more Convertible Senior Promissory Note(s) (the "Convertible Notes") and to be subject to the terms and conditions of the Credit Agreement;

     WHEREAS, the closing of the acquisition of the Convertible Preferred Stock and the other transactions referred to above other than the Offer shall take place concurrently with the merger of

Newco Sub into the Company (the "Merger") and the conversion of each share of the Company's outstanding Common Stock into one share of Newco common stock, par value $.01 per share ("Newco Common Stock") pursuant to the Merger, in each case upon the terms and subject to the conditions set forth in this Agreement and/or the Ancillary Agreements (as defined below);

     WHEREAS, to induce Sprint and Sprint L.P. to enter into this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated thereby, (i) the Voting Stockholders have executed and delivered to Sprint and Sprint L.P. the Agreement to Vote Stock, (ii) the Tendering Stockholders have executed and delivered to Sprint and Sprint L.P. the Agreement to Vote and Tender Stock, and (iii) certain stockholders have entered into a Stockholders Agreement with Sprint and Sprint L.P.; and

     WHEREAS, Sprint, Sprint L.P., the Company, Newco and Newco Sub desire to make certain representations, warranties, covenants and agreements and also to prescribe various conditions in connection with the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and in the Ancillary Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:


                                   ARTICLE I

                            THE OFFER AND FINANCING

     SECTION 1.01 The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable, but in no event later than five business days after the date of this Agreement, Sprint shall commence the Offer. The obligation of Sprint to commence the Offer and accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Sections 2.01, 2.02 and 2.03 (or written waivers as set forth therein) and to the terms and conditions of this Agreement. Sprint may not consummate the Offer prior to March 20, 1998, modify or amend the terms of the Offer, terminate the Offer other than in accordance with the terms hereof or extend the Offer beyond June 15, 1998 (the earlier of June 15, 1998 or the date of acceptance for payment of the shares of Common Stock tendered pursuant to the Offer is hereinafter referred to as the "Expiration Date") in any such case without the prior written consent of the Company (such consent to be authorized by the Board of Directors of the Company). Subject to the terms and conditions thereof, the Offer shall expire at midnight New York City time on the date that is 20 business days from the date the Offer is first published, sent or given to holders of Common Stock; provided, however, that without the Company's consent,
                         --------  -------
Sprint may (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Sprint's obligation to accept for payment, and pay for, shares of Common Stock shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer and (iii) extend the Offer for any reason on one occasion for an aggregate period of not more than 5 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence but in no event may the Offer extend beyond the Expiration Date.

     (b) On the date of commencement of the Offer, Sprint shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Sprint agrees that the Offer Documents shall comply as to form in all material respects with the Exchange Act and that the Offer Documents on the date first published, sent or given to the Company's stockholders shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Sprint or Sprint L.P. with respect to information supplied by the Company, Newco or Newco Sub specifically for inclusion in the Offer Documents. Each of the Parties agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Sprint further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. Sprint agrees to provide the Company and its counsel any comments that Sprint or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     SECTION 1.02 Company Actions. (a) The Company hereby approves of and consents to the Offer and the other transactions contemplated hereby and by the Ancillary Agreements and the Company, Newco and Newco Sub represent and warrant that the Boards of Directors of the Company, Newco and Newco Sub at meetings duly called and held, duly and unanimously adopted resolutions, as appropriate, approving this Agreement, the Ancillary Agreements, the Offer and the issuance of the Convertible Preferred Stock to Sprint L.P. and the Convertible Notes to Sprint as contemplated hereby, determining that this Agreement and the transactions contemplated hereby and by the Ancillary Agreements, including the Offer and the acquisition of the Convertible Preferred Stock, are fair to, and in the best interests of, the Company's stockholders and recommending that those stockholders who wish to receive cash for their shares of Common Stock, accept the Offer and tender their shares pursuant to the Offer. The Company represents that its Board of Directors has received the opinion of Deutsche Morgan Grenfell Inc. that the transactions contemplated by this Agreement, when taken together, are fair, from a financial point of view, to the Company's stockholders and that a complete and correct signed copy of such opinion has been delivered by the Company to Sprint.

     (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in paragraph (a) of this Section 1.02 and shall mail the Schedule 14D-9 to the stockholders of the Company. The Company agrees that the Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Sprint or Sprint L.P. specifically for inclusion in the Schedule 14D-9. Each of the Company, Newco and Newco Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Sprint and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Sprint and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

     (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sprint promptly with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Sprint such information and assistance (including updated lists of stockholders, security position listings and computer files) as Sprint may reasonably request to facilitate communication of the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents, Sprint and its agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the other transactions contemplated hereby and, if this Agreement shall be terminated, will deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

     SECTION 1.03 Issuance of Convertible Preferred Stock. Newco agrees to issue to Sprint L.P., and Sprint L.P. agrees to acquire from Newco, 4,102,941 shares of Convertible Preferred Stock having the voting powers, preferences and other rights set forth in the form of Certificate of Designation, Preferences and Rights attached hereto as Exhibit A ("Certificate of Designation") and which is to be filed with the Delaware Secretary of State on or prior to the Closing Date, for the "Preferred Stock Consideration," which shall be delivered at the Closing for the duly authorized and executed certificates evidencing such shares. The Preferred Stock Consideration shall consist of the following:

          (i) cash in the amount of $23,750,000, which payment shall be made by wire transfer of immediately available funds pursuant to the wire transfer instructions to be provided to Sprint L.P. by a duly authorized officer of Newco at least 72 hours prior to the Closing;

          (ii) all of the right, title and interest of Sprint L.P. in and to all agreements with SIP Subscribers and all rights to provide Internet access services to the SIP Subscribers after the Closing Date, as evidenced by the Master Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the "Master Assignment"), which (A) shall have a Schedule A attached thereto showing the number and identity of SIP Subscribers as of a date no earlier than 10 days prior to the Closing Date,
     (B) shall include the obligations to be assumed by Newco at the Closing to continue the performance of all of such agreements after the Closing Date, and (C) shall be executed and delivered by the Parties thereto on the Closing Date; and

          (iii) the right to utilize a minimum and maximum number of ports on Sprint L.P.'s long-distance network specified, along with the pricing and other terms and conditions set forth, in the Network Agreement attached hereto as Exhibit C ("Network Agreement"), which shall be executed and delivered by the Parties thereto on the date hereof, but which shall not become effective until the Closing and then only if all of the applicable conditions to Closing have been satisfied or waived.

     SECTION 1.04 Marketing Agreement. The Marketing Agreement attached hereto as Exhibit D shall be executed and delivered by the Parties thereto on the date hereof, and pursuant to which (A) Newco and the Company shall have the right to utilize certain distribution channels of Sprint L.P., and the Parties shall provide certain cooperation and support to each other in specified marketing matters, and (B) Newco and the Company shall be granted a license requiring the use of the Sprint brand in conjunction with the Company's brand, in each case upon the terms and subject to conditions set forth in the Marketing Agreement, but which Agreement shall not become effective until the Closing and then only if all of the applicable conditions to Closing have been satisfied or waived.

     SECTION 1.05 Convertible Debt Financing. Sprint agrees to make advances of funds to Newco and the Company, as co-borrowers, in the amounts and at the times specified in, and subject to the terms and conditions set forth in, the Credit Agreement attached hereto as Exhibit E (the "Credit Agreement"), (A) which shall be executed and delivered by the Parties thereto on the date hereof, but which shall not become effective until the Closing and then only if all of the applicable conditions to the Closing have been satisfied or waived, and (B) advances thereunder shall be evidenced by one or more Convertible Notes which shall be convertible into Newco Common Stock, a form of which Convertible Note is attached to the Credit Agreement.

     SECTION 1.06 Merger of Newco Sub into the Company and Conversion of Company Stock into Newco Stock. (a) The Company, Newco and Newco Sub shall duly execute and deliver on the date hereof the Agreement and Plan of Merger among them attached hereto as Exhibit F, but which shall not become effective until the Closing, and pursuant to which, inter alia, at the Closing, (i) Newco Sub
                                    ----- ----
shall be merged with and into the Company and the Company shall be the surviving corporation (the "Surviving Corporation"), (ii) the certificate of incorporation and bylaws of Newco Sub shall be the certificate of incorporation and bylaws of the Surviving Corporation, (iii) except as disclosed in Schedule 1.06 hereto; the certificate of incorporation and bylaws of Newco shall be identical to the certificate of incorporation and bylaws of the Company, (iv) the directors and officers of the Company shall be the directors and officers of Newco until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Newco's certificate of incorporation and bylaws, except that the two directors elected by the holders of the Convertible Preferred Stock shall be elected immediately following the Closing and (v) each outstanding share of Common Stock of the Company shall be converted into one share of Newco Common Stock.

     (b) Subject to the provisions of this Agreement, as promptly as practicable, the Company, Newco and Newco Sub shall prepare and file with the SEC a proxy statement relating to a special meeting of the Company's stockholders (the "Special Meeting") to be held in connection with the Merger (the "Proxy Statement") that will serve as the prospectus included as Part I of a registration statement on Form S-4 (the "S-4") to be filed by Newco with the SEC to register the Newco Common Stock to be issued in the Merger by Newco. The Proxy Statement and S-4 shall also seek approval by the Company's stockholders of (i) the issuance and sale of the Convertible Preferred Stock, the Convertible Notes, and the Newco Common Stock issuable upon conversion of the Convertible Preferred Stock and/or the Convertible Notes, (ii) the other transactions contemplated by this Agreement and the Ancillary Agreements, and (iii) any related matters that must be approved by the holders of Common Stock or Newco Common Stock in order for the transactions contemplated by the Investment Agreement or any Ancillary Agreement to be consummated (the matters referred to in clauses (i), (ii) and (iii) together with approval of the Merger, the "Company Stockholder Vote Matters"). Each of the Company, Newco and Newco Sub shall use all reasonable efforts to (i) have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and (ii) to cause the Proxy Statement to be mailed to all stockholders of the Company at the earliest practicable date. The Company, Newco and Newco Sub agree that the S-4 and the Proxy Statement shall comply as to form in all material respects with the Securities Act and the Exchange Act and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company, Newco or Newco Sub with respect to any information supplied by Sprint specifically for inclusion in the S-4 and the Proxy Statement. Each of the Parties agrees promptly to correct any information provided by it for use in the S-4 and the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company, Newco and Newco Sub further agree to take all steps necessary to amend or supplement the S-4 and the Proxy Statement and to cause the S-4 and the Proxy Statement as so amended or supplemented to be filed with the SEC and to cause the Proxy Statement to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Sprint and its counsel shall be given a reasonable opportunity to review the S-4 and the Proxy Statement and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company, Newco and Newco Sub agree to provide Sprint and its counsel any comments that the Company, Newco and Newco Sub or its counsel may receive from the SEC or its staff with respect to the S-4 and the Proxy Statement promptly after the receipt of such comments.

     (c) The Company shall call the Special Meeting to be held as promptly as practicable after the date hereof for the purpose of voting upon the Company Stockholder Vote Matters. Subject to Section 4.07(a), the Company will, through its Board of Directors, recommend that its stockholders vote their shares in favor of the approval of the Company Stockholder Vote Matters and shall use its reasonable best efforts to obtain approval and adoption by the Company's stockholders of the Company Stockholder Vote Matters. The Company and Sprint shall coordinate and cooperate with respect to the timing of the Special Meeting and shall use all reasonable efforts to hold such meeting as soon as practicable after the date hereof. Newco shall (i) cause Newco Sub promptly to submit this Agreement and the transactions contemplated hereby for approval and adoption by Newco as its sole stockholder by written consent or stockholder vote, (ii) authorize and cause an officer of Newco to vote Newco's shares of Newco Sub for adoption and approval of, or act by written consent to adopt and approve, this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and (iii) take all additional actions as the sole stockholder of Newco Sub necessary to adopt and approve this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. Newco will, on or prior to the Closing Date, execute and deliver to Sprint and the Company a written consent by the sole stockholder of Newco (i) approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and (ii) authorizing the taking of all additional actions as the sole stockholder of Newco necessary to adopt and approve this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

     SECTION 1.07    Governance Agreement and Stockholders Agreement.

          (a) Sprint, Sprint L.P., Newco and the Company shall execute and deliver on the date hereof the Governance Agreement attached hereto as Exhibit G to establish therein certain terms and conditions concerning the corporate governance of Newco, the acquisition of Newco's equity securities by Sprint and its Affiliates, and the rights of Sprint to make offers to purchase all of the outstanding securities not owned by Sprint and its Affiliates and the rights of the Board of Directors of Newco to receive offers to effect business combinations, which agreement shall not become effective until the Closing.

          (b) Sprint, Sprint L.P., Newco, the Company and the stockholders of the Company identified on a schedule to the following agreement shall execute and deliver on the date hereof a Stockholders' Agreement attached hereto as Exhibit H to effectuate the intent and provisions of the Governance Agreement and to provide for certain rights and obligations of such parties with respect to the voting and disposition of equity securities of Newco, which agreement shall not become effective until the Closing.

     SECTION 1.08 Registration Rights Agreement. Sprint, Sprint L.P. and Newco shall execute and deliver on the date hereof the Registration Rights Agreement attached hereto as Exhibit I with respect to the rights of Sprint and its Affiliates in connection with public offerings and sales of Newco Common Stock acquired in the Merger, through conversion of the Convertible Preferred Stock or the Convertible Notes, pursuant to the Governance Agreement or otherwise, which agreement shall not become effective until the Closing.

     SECTION 1.09 Closing. (a) Closing Date and Location. The closing of the transactions contemplated by Sections 1.03., 1.04., 1.05., 1.06., 1.07., and
1.08. (the "Closing") shall be held at the offices of Stinson, Mag & Fizzell, P.C., 1201 Walnut, Suite 2900, Kansas City, Missouri 64106, immediately following, and subject only to, the acceptance for payment of shares of Common Stock pursuant to the Offer, or at such other date, time or place as the parties may mutually agree. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date."

     (b) Deliveries by Newco and Newco Sub. At the Closing, Newco and Newco Sub shall take the following actions:

          (i) deliver to Sprint L.P. duly executed certificates evidencing 4,102,941 shares of Convertible Preferred Stock in exchange for the Preferred Stock Consideration;

          (ii) deliver to Sprint L.P. a duly executed and delivered instrument acknowledging receipt of payment of the cash portion of the Preferred Stock Consideration;

          (iii) deliver to Sprint and Sprint L.P. each of the Ancillary Agreements to which either of them is a party, which shall have been duly executed and delivered by them;

          (iv) deliver to Sprint and Sprint L.P. a certificate on behalf of Newco and Newco Sub signed by a duly authorized executive officer, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Sections 2.02(d) and (e);

          (v) deliver to Sprint and Sprint L.P. the legal opinion of Hunton & Williams, counsel to the Company, Newco and Newco Sub, dated as of the Closing Date, in form and substance reasonably satisfactory to Sprint and Sprint L.P.;

          (vi) deliver to Sprint and Sprint L.P. a Certificate of the Secretary of Newco (A) as to true and complete copies of the certificate of incorporation, bylaws and resolutions of the Board of Directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby, (B) certifying that the execution, delivery and performance of this Agreement and each of the Ancillary Agreements and the transactions contemplated hereby and thereby were duly and validly approved by the sole stockholder of Newco, and (C) as to incumbency of the Newco officers executing the Agreement and each of the Ancillary Agreements to which it is a party;

          (vii) deliver to Sprint and Sprint L.P. the certificate of incorporation of Newco and all amendments to date, certified by the Delaware Secretary of State, as of a date not earlier than three (3) business days prior to the Closing Date;

          (viii) deliver to Sprint and Sprint L.P. a Long Form Certificate of Good Standing from the Delaware Secretary of State certifying that Newco is in good standing, as of a date not earlier than three (3) business days prior to the Closing Date;

          (ix) deliver to Sprint and Sprint L.P. the SEC Order of Effectiveness with respect to the S-4 if then in the possession of the Company or Newco;

          (x) deliver to Sprint and Sprint L.P. a Certificate of the Secretary of Newco Sub (A) as to true and complete copies of the certificate of incorporation, bylaws and resolutions of the Board of Directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby, (B) certifying that the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby were duly and validly approved by Newco as the sole stockholder of Newco Sub, and (C) as to incumbency of the Newco Sub officers executing this Agreement and each of the Ancillary Agreements to which it is a party;

          (xi) deliver to Sprint and Sprint L.P. the certificate of incorporation of Newco Sub and all amendments to date, certified by the Delaware Secretary of State, as of a date not earlier than three (3) business days prior to the Closing Date; and

          (xii) deliver to Sprint and Sprint L.P. a Long Form Certificate of Good Standing from the Delaware Secretary of State certifying that Newco Sub is in good standing, as of a date not later than three (3) business days prior to the Closing Date.

      (c) Deliveries by the Company. At the Closing, the Company shall deliver to Sprint and Sprint L.P. the following:

          (i) each of the Ancillary Agreements to which the Company is a party, which shall have been duly executed and delivered by it;

          (ii) a certificate on behalf of the Company signed by a duly authorized executive officer, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Sections 2.02(d) and (e);

          (iii) the legal opinion of Hunton & Williams, counsel to the Company, Newco and Newco Sub dated as of the Closing Date, in form and substance reasonably satisfactory to Sprint and Sprint L.P.;

          (iv) a Certificate of the Secretary of the Company (A) as to true and complete copies of the certificate of incorporation, bylaws and resolutions of the Board of Directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby,
     (B) certifying that the execution, delivery and performance of this Agreement and each of the Ancillary Agreements and the transactions contemplated hereby and thereby were duly and validly approved by the stockholders of the Company, and (C) as to incumbency of the Company officers executing the Agreement and each of the Ancillary Agreements to which it is a party;

          (v) the certificate of incorporation of the Company and all amendments to date, certified by the Delaware Secretary of State, as of a date not later than three (3) business days prior to the Closing Date;

          (vi) a Long Form Certificate of Good Standing from the Delaware Secretary of State certifying that the Company is in good standing, as of a date not later than three (3) business days prior to the Closing Date;

          (vii) the Certificate of Inspector of Election in connection with the Special Meeting.

      (d) Deliveries by Sprint. At the Closing, Sprint shall deliver to the Company, Newco and Newco Sub the following:

          (i) each of the Ancillary Agreements to which Sprint is a party, which shall have been duly executed and delivered by it;

          (ii) a certificate on behalf of Sprint signed by a duly authorized executive officer, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Sections 2.03(b), (c) and (e);

          (iii) the legal opinion of Stinson, Mag & Fizzell, P.C., counsel to Sprint and Sprint L.P., dated as of the Closing Date, in form and substance reasonably satisfactory to Newco and the Company.

          (iv) a Certificate of Secretary of Sprint (A) as to true and complete copies of the articles of incorporation, bylaws and resolutions of the Board of Directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby, and (B) as to incumbency of the Sprint officers executing this Agreement and each of the Ancillary Agreements to which it is a party; and

          (v) a Long Form Certificate of Good Standing from the Kansas Secretary of State certifying that Sprint is in good standing, as of a date not later than three (3) business days prior to the Closing Date.

      (e) Deliveries by Sprint L.P. At the Closing, Sprint L.P. shall deliver to the Company, Newco and Newco Sub the following:

          (i) the cash portion of the Preferred Stock Consideration to Newco by wire transfer of immediately available funds pursuant to wire transfer instructions from a duly authorized officer of Newco;

          (ii) each of the Ancillary Agreements to which Sprint L.P. is a party, which shall have been duly executed and delivered by it;

          (iii) a certificate on behalf of Sprint L.P. signed by a duly authorized executive officer, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Sections 2.03(b) and (c);

          (iv) the legal opinion of Stinson, Mag & Fizzell, P.C., counsel to Sprint and Sprint L.P., dated as of the Closing Date, in form and substance reasonably satisfactory to Newco and the Company;

          (v) a Certificate of Secretary of Sprint L.P. (A) as to true and complete copies of the limited partnership agreement of Sprint L.P. and resolutions of the Board of Directors of the General Partner of Sprint L.P. authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby, and (B) as to incumbency of the Sprint L.P. officers executing this Agreement and each of the Ancillary Agreements to which it is a party; and

          (vi) a Long Form Certificate of Good Standing from the Delaware Secretary of State certifying that Sprint L.P. is in good standing, as of a date not later than three (3) business days prior to the Closing Date.

                                  ARTICLE II

                        CONDITIONS TO OFFER AND CLOSING

     SECTION 2.01 Mutual Conditions to Offer. Sprint shall not, and shall have no obligation to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sprint's obligation to pay for or return tendered shares of Common Stock after the termination or withdrawal of the Offer), pay for any shares of Common Stock tendered pursuant to the Offer unless the following conditions are satisfied on or prior to the Offer Acceptance Time (or waived in a writing executed by Sprint, Sprint L.P., Newco, Newco Sub and the Company).

          (a) Minimum Tender Condition. At least 1,250,000 shares of Common Stock shall have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Tender Condition").

          (b) Waiting Periods. The filing and waiting period requirements of the HSR Act relating to the Offer, the Preferred Stock Consideration and the Merger shall have been complied with and there shall be no action taken or instituted by the Department of Justice, the Federal Trade Commission or by any other Governmental Entity to delay or otherwise enjoin the transactions contemplated by this Agreement and by the Ancillary Agreements and the waiting period applicable under the HSR Act shall have expired or received early termination.

          (c) Other Approvals. In addition to the filing and expiration of the waiting period contemplated by Section 2.01(b), all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain which would have a Material Adverse Effect on Sprint, Sprint L.P. and their respective Subsidiaries, the Company or Newco and Newco Sub, in each case, taken as a whole, shall have been filed, occurred or been obtained.

          (d) Form S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) Actions, Suits or Proceedings. There shall not be Threatened or pending by any Governmental Entity any Action which has a reasonable likelihood of success, and there shall not be pending by any other Person any Action which has a substantial likelihood of success, (i) seeking to restrain or prohibit the acquisition by Sprint of any shares of Common Stock or any Convertible Notes or the acquisition by Sprint L.P. of any shares of Convertible Preferred Stock, the making or consummation of the Offer or the performance by any of the Parties hereto of any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements, or seeking to obtain from the Company, Newco, Sprint or Sprint L.P. any damages that are material in relation to Sprint, Newco or the Company and their respective subsidiaries taken as a whole, (ii) seeking to impose limitations on the ability of

     Sprint or Sprint L.P. to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock accepted for payment by Sprint pursuant to the Offer or any shares of Convertible Preferred Stock, any Convertible Notes or any Common Stock received upon conversion of either thereof, including, without limitation, the right to vote such Common Stock, Newco Common Stock and Convertible Preferred Stock on all matters properly presented to the stockholders of the Company or Newco, as the case may be, (iii) seeking to prohibit any Party from exercising any of its material rights under this Agreement or any Ancillary Agreement; or (iv) seeking to prohibit or limit the ownership or operation by any Party or its respective Subsidiaries of a material portion of the business or assets of such Party on a consolidated basis, or to compel any Party to dispose of or hold separate any material portion of the business or assets of such Party on a consolidated basis, as a result of the Offer or any of the other transactions contemplated by this Agreement or the Ancillary Agreements.

          (f) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition (x) preventing the consummation of the Merger or any of the other transactions contemplated hereby or by the Ancillary Agreements that are to occur by the Closing shall be in effect or, (y) applicable to the Offer or the issuance of shares of Convertible Preferred Stock, any Convertible Notes or any Newco Common Stock received upon conversion of either thereof having any of the consequences described in clauses (i) through (iv) of Section 2.01(e) shall be in effect; provided, however, that
                                                         --------  -------
     prior to invoking this condition, each Party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

          (g) Stockholder Approval. The holders of Common Stock of the Company shall have approved the Company Stockholder Vote Matters.

          (h) Termination of Agreement. This Agreement shall not have terminated in accordance with its terms prior to the Expiration Date.

     SECTION 2.02 Conditions to Offer for Benefit of Sprint and Sprint L.P. Sprint shall have no obligation to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sprint's obligation to pay for or return tendered shares of Common Stock after the termination or withdrawal of the Offer), pay for any shares of Common Stock tendered pursuant to the Offer unless the following conditions are satisfied on or prior to the Offer Acceptance Time (or waived in a writing executed by Sprint and Sprint L.P.).

          (a) Approval of the Board of Directors. (i) The Board of Directors of the Company or Newco shall not have withdrawn or modified in a manner adverse to Sprint or Sprint L.P. its approval of the Offer or the other transactions contemplated by this Agreement or the Ancillary Agreements, or approved any Acquisition Proposal or approved the solicitation of additional Acquisition Proposals, (ii) the Company shall not have entered into any agreement with respect to any Acquisition Proposal, or (iii) the Board of Directors of the Company or Newco or any committee thereof shall not have resolved to take any of the foregoing actions referred to in (i) or
     (ii) above.

          (b) Execution, Delivery, Effectiveness and Satisfaction of Ancillary Agreements. Each of the Company, Newco and Newco Sub shall have executed and delivered to Sprint and Sprint L.P., as the case may be, each Ancillary Agreement to which it is a party. Each Ancillary Agreement shall be in full force and effect and all of the terms and conditions of each such Ancillary Agreement shall be satisfied in all material respects.

          (c) Stockholder Agreements. (i) Each of (A) the stockholders named on Schedule A of the Stockholders Agreement, and (B) each of Garry Betty, Brinton Young, Robert Kavner and Chip Lacy, shall have executed, and delivered to Sprint the Stockholders Agreement in the form attached hereto as Exhibit H, including the Irrevocable Proxies related thereto (the "Stockholders Agreement"), (ii) each of the Voting Stockholders shall have executed and delivered to Sprint the Agreement To Vote Stock (the "Agreement to Vote"), in the form attached hereto as Exhibit J, and (iii) each of the Tendering Stockholders shall have executed and delivered to Sprint the Agreement to Vote and Tender Stock (the "Agreement to Vote and Tender"), in the form attached hereto as Exhibit K. The Stockholders Agreement, each Agreement to Vote and each Agreement to Vote and Tender, to the extent necessary to approve the Company Stockholder Vote Matters, shall be in full force and effect and all of the terms and conditions of such agreements shall be satisfied in all material respects.

          (d) Representations and Warranties. The representations and warranties of the Company, Newco and Newco Sub shall be true and correct
     (i) as of the date referred to in any representation or warranty that addresses a matter as of a particular date, or (ii) as to all other representations and warranties, as of the date of this Agreement and as of the Offer Acceptance Time; unless, in either the case of clause (i) or
     (ii), the inaccuracies under such representations and warranties, would not, individually or in the aggregate, (x) have a Material Adverse Effect on the Company or Newco, (y) materially impair the ability of the Company, Newco and Newco Sub to enter into and perform this Agreement or any Ancillary Agreement to which any of them is a Party and their respective obligations thereunder, or (z) materially reduce Sprint's expected ownership interest in Newco by virtue of material inaccuracies in the representations and warranties set forth in Section 3.01(c) hereof, in each case without giving effect to any supplement to any schedule to this Agreement or to any Ancillary Agreement (provided, however, that any
                                              --------  -------
     supplement must be objected to before the earlier of the Offer Acceptance Time or 10 Business Days from the date of delivery thereof). Sprint and Sprint L.P. shall also have each received a separate certificate to such effect dated the Offer Acceptance Date and executed by the chief executive officer and chief financial officer of each of the Company, Newco and Newco Sub, in each such case without giving effect to any supplement to any Schedule to this Agreement or to any Ancillary Agreement.

          (e) Performance of Obligations and Covenants of the Company, Newco and Newco Sub. Each of the Company, Newco and Newco Sub shall have performed in all material respects all of the respective obligations and covenants required to be performed or complied with by them under this Agreement and each of the Ancillary Agreements at or prior to the time of the Closing.

          (f) Legal Opinions. Sprint shall have received the legal opinion of Hunton & Williams, dated as of the Closing Date, counsel to Newco, Newco Sub, and the Company in form and substance reasonably satisfactory to Sprint and Sprint L.P.

          (g) Amendments and Modifications of Warrants and other Dilutable Securities. There shall not be any warrants to purchase Common Stock or other Dilutable Securities of the Company outstanding on the Closing Date which could be exercised on the Closing Date (assuming the expiration of any applicable vesting periods or the satisfaction of any other conditions to conversion, exchange, exercise or issuance) into a number of shares of Common Stock which, in the aggregate, would constitute more than 8% of the shares of Common Stock outstanding immediately prior to the Closing, which, upon or after the Merger will be convertible into or exchangeable for or give the right to acquire Common Stock or other voting securities of the Company, and the Company shall have provided copies of all amendments or other modifications of any Warrants and other Dilutable Securities obtained by the Company pursuant to Section 4.08.

     SECTION 2.03 Conditions to Offer for Benefit of the Company, Newco, and Newco Sub. Sprint shall not accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sprint's obligation to pay for or return tendered shares of Common Stock after the termination or withdrawal of the Offer), pay for any shares of Common Stock tendered pursuant to the Offer unless the following conditions are satisfied on or prior to the Offer Acceptance Time (or waived in a writing executed by Newco, Newco Sub and the Company).

          (a) Approval, Execution, Delivery, Effectiveness and Satisfaction of Ancillary Agreements. (i) The Board of Directors of Sprint, and the Board of Directors of the General Partners of Sprint L.P. shall not have withdrawn or modified in a manner adverse to Newco or the Company their approval of the Offer or the other transactions contemplated by this Agreement or the Ancillary Agreements, or approved any Acquisition Proposal or approved the solicitation of additional Acquisition Proposals, (ii) Sprint shall not have entered into any agreement with respect to any Acquisition Proposal, or (iii) the Board of Directors of Sprint, or the Board of Directors of the General Partner of Sprint L.P., or any committee thereof shall not have resolved to take any of the foregoing actions referred to in (i) or (ii) above. Sprint and Sprint L.P. shall have executed and delivered to the Company, Newco and Newco Sub, as the case may be, and performed each Ancillary Agreement to which it is a party. Each Ancillary Agreement shall be in full force and effect and all of the terms and conditions of each such Ancillary Agreement shall be satisfied in all material respects.

          (b) Representations and Warranties. The representations and warranties of Sprint and Sprint L.P. shall be true and correct (i) as of the date referred to in any representation or warranty that addresses a matter as of a particular date, or (ii) as to all other representations and warranties, as of the date of this Agreement and as of the Offer Acceptance Time; unless, in either the case of clause (i) or (ii), the inaccuracies under such representations and warranties, would not, individually or in the aggregate, (x) have a Material Adverse Effect on Sprint or Sprint L.P., or (y) materially impair the ability of Sprint and Sprint L.P. to enter into and perform this Agreement or any Ancillary Agreement to which any of them is a Party and their respective obligations thereunder, in each case without giving effect to any supplement to any schedule to this Agreement or to any Ancillary Agreement (provided, however, that any supplement must
                                    --------  -------
     be objected to before the earlier of the Offer Acceptance Time or 10 Business Days from the date of delivery thereof). The Company, Newco, and Newco Sub shall have each received a separate certificate to such effect dated the Offer Acceptance Date and executed by a duly authorized executive officer of each of Sprint and Sprint L.P., in each case without giving effect to any supplement to any Schedule to this Agreement or to any Ancillary Agreement.

          (c) Performance of Obligations and Covenants. Sprint shall have performed or complied in all material respects with all obligations and covenants required by this Agreement and each of the Ancillary Agreements to be performed or complied with by Sprint by the time of the Closing.

          (d) Legal Opinion. The Company, Newco and Newco Sub shall have received the legal opinion of Stinson, Mag & Fizzell, P.C., counsel to Sprint and Sprint L.P., dated as of the Closing Date, in form and substance reasonably satisfactory to Newco and the Company.

          (e) Sprint Acquisition Proposal. Sprint shall not have entered into an agreement providing for a transaction contemplated by an Acquisition Proposal, nor shall it have consummated any such transaction, nor shall Sprint have received any Acquisition Proposal (i) recommended by the Board of Directors of Sprint, or (ii) if not so recommended, which the Board of Directors of the Company reasonably determines in good faith upon consultation with its outside financial advisors is reasonably likely to be consummated.

     SECTION 2.04 Condition to Closing of All Parties. The obligations of Sprint, Sprint L.P., Newco, Newco Sub and the Company to consummate the transactions contemplated to occur at the Closing other than the Offer are subject to the satisfaction of the condition that Sprint shall have accepted for payment shares of Common Stock pursuant to the Offer in accordance with this Agreement (the "Offer Acceptance Condition").

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

     SECTION 3.01 Representations and Warranties of the Company. Except as disclosed in the schedules attached to this Agreement setting forth exceptions to the Company's representations and warranties set forth herein (the "Company Disclosure Schedules"), the Company represents and warrants to Sprint and Sprint L.P. as set forth below. The Company Disclosure Schedules will be arranged in sections corresponding to sections of this Agreement to be modified thereby.

          (a) Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on the Company. The Company has made available to Sprint for its review complete and correct copies of its certificate of incorporation and bylaws, in each case as amended to the date of this Agreement.

          (b) Subsidiaries and Joint Ventures. The Company does not have any Subsidiaries. The Company does not have the right to acquire an equity interest in any corporation, partnership, limited liability company, joint venture, business trust or any other entity, except for Newco and Newco Sub pursuant to the Merger.

          (c) Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on January 31, 1998, (i) 11,293,394 shares of Common Stock and no shares of preferred stock of the Company were issued and outstanding, (ii) no shares of Common Stock were held by the Company in its treasury, (iii) 1,072,012 shares of Common Stock were reserved for issuance pursuant to outstanding stock options granted under the 1995 Stock Option Plan to purchase shares of Common Stock ("Employee Stock Options") and an additional 96,158 shares of Common Stock were available for the grant of Employee Stock Options pursuant to such plan (and upon approval by the Company's stockholders of a pending proposal there will be 600,000 additional shares of Common Stock as to which options can be granted under the 1995 Stock Option Plan), (iv) no shares of Common Stock were reserved for issuance pursuant to outstanding stock options granted under the Directors Stock Option Plan to purchase shares of Common Stock ("Director Stock Options") and an additional 62,500 shares of Common Stock were available for the grant of Director Stock Options pursuant to such plan, (v) 391,500 shares of Common Stock were reserved for issuance pursuant to the Company's convertible note with UUNET

     Technologies, Inc., and (vi) 887,647 shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants. Except as set forth above or as otherwise expressly provided herein, at the close of business on January 31, 1998, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding and except as set forth on Schedule 3.01(c), there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Company ("Stock Equivalents"). There are no outstanding stock appreciation rights ("SARs") with respect to Common Stock that were not granted in tandem with a related Employee Stock Option. When issued and sold to Sprint, the Convertible Preferred Stock and the Convertible Notes will be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens. The Newco Common Stock issued upon conversion of the Convertible Preferred Stock and the Convertible Notes, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens. Other than this Agreement and the Ancillary Agreements, the Convertible Preferred Stock and the Convertible Notes are not, and the Newco Common Stock issuable upon conversion of the Convertible Preferred Stock and the Convertible Notes will not be, subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting or disposition of the Convertible Preferred Stock or the Convertible Notes. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to any stock plans and the other agreements and instruments listed above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above and in
     Schedule 3.01(c), and as otherwise expressly set forth in this Agreement, and except for changes since January 31, 1998 resulting from the grant or exercise of Employee Stock Options, Director Stock Options, or warrants and the conversion of notes described in clauses (v) and (vi) above, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights to purchase, rights of first refusal, securities convertible into or exchangeable for voting securities, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting securities or Stock Equivalents of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (collectively referred to as "Dilutable Securities"). As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, except pursuant to existing employee arrangements.

          (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and, subject, with respect to consummation of the Merger, to prior approval of the Merger by the stockholders of the Company, Newco and Newco Sub, as appropriate, in accordance with the

     Delaware General Corporation Law ("DGCL"), to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Except as set forth on Schedule 3.01(d), the execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation by it of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to prior approval of the Merger by the stockholders of the Company, Newco and Newco Sub, as appropriate, in accordance with the DGCL. This Agreement and the Ancillary Agreements to which it is party have been duly executed and delivered by each of the Company, Newco and Newco Sub, as appropriate, and, subject, with respect to consummation of the Merger, to approval of the Merger by the stockholders of the Company in accordance with DGCL, and assuming this Agreement and the Ancillary Agreements constitute the valid and binding agreements of Sprint, constitute valid and binding obligations of each of them enforceable against the Company, Newco, and Newco Sub, respectively, in accordance with their respective terms, except to the extent that the enforcement of this Agreement or the Ancillary Agreements may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law. Except as set forth on
     Schedule 3.01(d), the execution and delivery of this Agreement and the Ancillary Agreements by the Company did not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and compliance with the provisions of the Marketing Agreement and the Network Agreement, without obtaining the consent of any third party will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss by the Company of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under, (i) the certificate of incorporation or bylaws of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit or license applicable to the Company or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law applicable to the Company or its respective properties or assets, other than, in the case of clauses (ii), (iii) and (iv), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on the Company, (y) materially impair the ability of the Company to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party or (z) prevent the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by the Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements, except for (i) the filing of a premerger notification and report form by the Company under the HSR Act and the expiration of the applicable waiting period or early termination thereof and, (ii) the filing with the SEC of (w) the Proxy Statement, (x) the S-4,

     (y) a solicitation/recommendation statement on Schedule 14D-9 and (z) such reports under Sections 12 and 13(a) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements,
     (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth on
     Schedule 3.01(d).

          (e) SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since the filing of its initial registration statement with respect to its initial public offering which was declared effective on January 22, 1997 (the "SEC Documents" which are deemed to include such registration statement). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has filed all exhibits to its SEC documents required by Item 601 of SEC Regulation S-K or which would have been required to be filed if there were no exclusions or exceptions in paragraph (b)(10) of such Item 601. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and SEC Regulations S-X) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company as of the dates thereof and its statements of operations, stockholders equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments). Except as set forth in the SEC Documents filed and publicly available prior to the date of this Agreement ("Company Filed SEC Documents"), as of the date hereof, the Company has no liabilities or obligations of any nature (whether accrued, contingent, absolute, determined, determinable or otherwise), other than (i) liabilities provided for in the Company's unaudited balance sheet included in the Company's Quarterly Report on Form 10-Q for its third fiscal quarter ("Unaudited Balance Sheet"), dated as of September 30, 1997 (the "Unaudited Balance Sheet Date"), (ii) liabilities and obligations incurred in the Ordinary Course of Business since the Unaudited Balance Sheet Date, and (iii) liabilities and obligations under this Agreement and the Ancillary Agreements.

          (f)  Absence of Certain Changes or Events. Except as disclosed in
     Schedule 3.01(f) or as reflected in Section 3.01(c), the Company Filed SEC Documents, or except as contemplated by this Agreement, since the Unaudited Balance Sheet Date, the Company has conducted its business only in the Ordinary Course of Business and (i) there has not occurred any transaction, or condition (financial or otherwise) of any character (whether or not in the Ordinary Course of Business), event or change (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) the Company has not taken any action that would have been prohibited under Section 4.01 hereof as if the Agreement had been in effect on the date of such action.

          (g) Litigation. Except as disclosed in the Company Filed SEC Documents or as set forth on Schedule 3.01(g), there is no suit, action or proceeding pending or, to the Knowledge of the Company, Threatened against the Company that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

          (h)  Benefit Plans.

               (i) Schedule 3.01(h) hereto contains a true and complete list of each Benefit Plan. With respect to each Benefit Plan, the Company has made available to Sprint a true and correct copy of (a) the most recent annual report (Form 5500) filed with the IRS, if any, (b) the plan document, (c) any summary plan description relating to such Benefit Plan, and (d) each trust agreement and group annuity contract, if any, relating to such Benefit Plan.

               (ii) With respect to the Benefit Plans, individually and in the aggregate, no event has occurred, and to the Company's Knowledge, there exists no present condition or set of circumstances in connection with which the Company is now subject to, or could reasonably be expected to be subject to, any liability under ERISA, the Code, or any other applicable Law, except liability for benefit claims and funding obligations or contributions payable in the ordinary course, and to the Company's Knowledge each of the Benefit Plans has at all times in all material respects been in compliance with and administered in accordance with its terms, the applicable provisions of ERISA, the Code or any other applicable Law.

               (iii) Each of the Benefit Plans and related trusts that is intended to be qualified in form under Section 401(a) and tax exempt under Section 501(a) of the Code, respectively, has been determined by the IRS to so qualify under the Code and, to the Company's Knowledge, nothing has occurred since such determination to cause any of such Benefit Plans not to qualify under Section 401(a) or any of such related trusts not to be tax exempt under Section 501(a) of the Code other than the effective date of certain amendments of the Code and ERISA, the remedial amendment period for which has not expired.

               (iv) With respect to the Benefit Plans, individually and in the aggregate, all required reports and descriptions have been appropriately filed and distributed to the extent ERISA, the Code or applicable Law requires.

               (v) With respect to the Benefit Plans, individually and in the aggregate, there has been no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code involving the Company, and there is no action, suit, grievance, arbitration or other claim with respect to the administration or investment of assets of the Benefit Plans (other than routine claims for benefits made in the ordinary course) pending, or to the Company's Knowledge, Threatened, and to the Company's Knowledge there is no present condition or set of circumstances which could reasonably be expected to give rise to any such action, suit, grievance, arbitration or other claim.

               (vi) Neither the Company nor any corporation, trade or business which is affiliated with the Company, in the manner described in
          Section 414(b), (c), (m) and (o) of the Code or Section 4001(a)(14) of ERISA, has ever sponsored, or made or been obligated to make contributions to, (i) any defined benefit pension plan subject to Title IV of ERISA or any plan subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA; or (ii) any nonqualified deferred compensation plan or arrangement, including, without limitation, any plans providing for post employment benefits such as life or health insurance or any other benefits.

          (i) Taxes. Except as set forth on Schedule 3.01(i), the Company has timely filed all Returns and reports required to be filed by it on or before the date hereof, except where failure to timely file would not have a Material Adverse Effect on the Company. All such Returns are complete and accurate except where the failure to be complete or accurate would not have a Material Adverse Effect on the Company. The Company has paid or has set up an adequate reserve for the payment of all Taxes shown as due on such Returns, except where the failure to do so would not have a Material Adverse Effect on the Company. The Unaudited Balance Sheet contains an adequate reserve for all Taxes payable by the Company accrued through the Unaudited Balance Sheet Date. Except as set forth on Schedule 3.01(i), no deficiencies for any Taxes have been asserted, proposed or assessed against the Company in writing that have not been paid or otherwise settled or reserved against, except for deficiencies the assertion, proposing or assessment of which would not have a Material Adverse Effect on the Company, and no waivers of the time to assess any such Taxes are pending. There are no material Liens for Taxes (other than for current taxes not yet due and payable) on the assets of the Company.

          (j) Voting Requirements. The only vote of the holders of any class or series of the Company's capital stock that is necessary to approve this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement and the Ancillary Agreements is (i) the affirmative vote by a majority of the votes cast by the holders of Common Stock entitled to vote with respect to the issuance and sale of the Convertible Preferred Stock and Convertible Notes, as may be required by paragraph (i) of NASD Rule 4460, and (ii) the affirmative vote by the holders of a majority of the outstanding shares of Common Stock entitled to vote with respect to the Merger, as required by Section 251 of the DGCL.

          (k) Brokers. No broker, investment banker, financial advisor or other person, other than Deutsche Morgan Grenfell Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, based upon arrangements made by or on behalf of the Company (except as set forth on Schedule 3.01(k)).

          (l) Compliance with Laws. The Company has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits, variances, exemptions, orders and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has not occurred any default under any Permit, except for the absence of Permits and for defaults under Permits that, individually or in the aggregate, have not had a Material Adverse Effect on the Company. Except as disclosed in the Company Filed SEC Documents, the Company is in compliance with all applicable Law, except where failures to so comply, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as set forth in
     Schedule 3.01(l) hereto or as described in Company Filed SEC Documents filed prior to the date hereof, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company is pending or, to the Company's Knowledge, Threatened, other than, in each case, those the outcome of which would not have a Material Adverse Effect on the Company.

          (m) Environmental Matters. The Company is and at all times has been in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law (which compliance includes the possession by the Company of all Permits required under applicable Environmental Law and compliance with the terms and conditions thereof), except for such failure to be in compliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. There are no pending or, to the Company's Knowledge, Threatened claims, orders, notices, administrative or judicial actions, or Encumbrances, relating to environmental, health, and safety liabilities arising under or pursuant to any federal, state or local Environmental Laws, with respect to or affecting any of the properties and assets (whether real, personal, or mixed) in which the Company has an interest, except for any such claim, order, notice, administrative or judicial action, Encumbrance or other restriction that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (n) Intellectual Property. The Company owns sufficient right, title and interest in and to, or has valid licenses of sufficient scope and duration for, all patents, patent rights, copyrights, trademarks, service marks, trade names, software, trade secrets, confidential information and other intellectual property material to the operation of the business of the Company as currently conducted or proposed to be conducted (the "Intellectual Property Assets") and as presently proposed to be conducted. The Intellectual Property Assets are free and clear of all Liens which would materially impair the Company's ability to use the Intellectual Property Assets in the business of the Company as currently conducted or proposed to be conducted. The Company has granted to no third party any rights in and to the Intellectual Property Assets except for distribution rights, OEM rights, end user licenses and rights to reproduce certain of the Intellectual Property Assets in the Ordinary Course of Business in connection with the marketing and distribution of the Company's product and service offerings, and which individually and in the aggregate would not have a Material Adverse Effect. Except as set forth on Schedule 3.01(n), none of the Intellectual Property Assets owned or licensed by the Company infringes, or conflicts with, or to the Company's Knowledge, is alleged to infringe upon or conflict with the intellectual property rights of any third party, which infringement or alleged infringement could have a Material Adverse Effect. The Company has no Knowledge that any of its employees performing or managing key functions of the Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. To the Company's Knowledge, neither the execution nor delivery of this Agreement or any Ancillary Agreement, nor the conduct of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated, which conflict or breach would have a Material Adverse Effect. The Company does not presently utilize or intend to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company. To the Company's Knowledge, any software owned by the Company, and any software used independently by the Company and owned by third parties and licensed to the Company is, in all material respects, Year 2000 Compliant. "Year 2000 Compliant" means (i) the software is capable of correctly processing, providing and receiving date data within and between the twentieth and twenty-first century (including accounting for all required leap year calculations); and (ii) all date fields in the software use four digit year fields.

          (o) Certain Payments. Neither the Company, nor any of its directors, officers, agents, or employees, or to the Company's Knowledge, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, (b) established or maintained any fund or asset that has not been appropriately recorded in the books and records of the Company, which in the case of either clause
     (a) or (b) would be in violation of Law or would have a Material Adverse Effect.

     SECTION 3.02 Representations and Warranties of Newco and Newco Sub. Newco and Newco Sub represent and warrant to Sprint and Sprint L.P., jointly and severally, as follows:

          (a) Organization, Standing and Power. Newco and Newco Sub were each incorporated under the DGCL on January 30, 1997 and neither of them has engaged in any business, owns any property or assets (except for $10 in cash received by Newco for the issuance of 10 shares of its common stock to its sole stockholder (which is not the Company or an Affiliate of the Company) and $10 in cash received by Newco Sub for the issuance of 10 shares of its common stock to Newco, which in each case represents all of their outstanding shares of capital stock) or is a party to any agreement, except for this Agreement. Each of Newco and Newco Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Newco will, immediately following the Merger, be duly qualified or licensed to do business and be in good standing in each jurisdiction in which the nature of the business conducted or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on Newco immediately following the Merger. Each of Newco and Newco Sub has made available to Sprint for its review complete and correct copies of its certificate of incorporation and bylaws, in each case as amended to the date of this Agreement.

          (b) Authority; Noncontravention. Each of Newco and Newco Sub has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and, subject, with respect to consummation of the Merger, to approval of the Merger by the stockholders of the Company, Newco and Newco Sub in accordance with the DGCL, to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Except as set forth on Schedule 3.02(b), the execution and delivery by each of Newco and Newco Sub of this Agreement and each Ancillary Agreement to which it is a party and the consummation by each of them of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of Newco and Newco Sub, respectively, subject, with respect to consummation of the Merger, to prior approval of the Merger by the stockholders of the Company, Newco and Newco Sub in accordance with DGCL. This Agreement and the Ancillary Agreements to which it is party have been duly executed and delivered by each of Newco and Newco Sub and, subject, with respect to consummation of the Merger, to prior approval of the Merger by the stockholders of the Company, Newco and Newco Sub in accordance with DGCL, and assuming this Agreement and the Ancillary Agreements constitute the valid and binding agreements of Sprint and the Company, constitute valid and binding obligations of each of them enforceable against Newco and Newco Sub, respectively, in accordance with their respective terms, except to the extent that the enforcement hereof and thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law. Except as set forth on Schedule 3.02(b), the execution and delivery of this Agreement and the Ancillary Agreements by Newco and Newco Sub did not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance with the provisions of the Marketing Agreement and the Network Agreement without obtaining the consent of any third party will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss by Newco or Newco Sub of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Newco or Newco Sub under, (i) the certificate of incorporation or bylaws of Newco or Newco Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit or license applicable to Newco or Newco Sub or their respective assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law applicable to Newco or Newco Sub or their respective assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on Newco or Newco Sub, (y) materially impair the ability of Newco and Newco Sub to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party or (z) prevent the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Newco or Newco Sub in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by Newco and Newco Sub of the transactions contemplated by this Agreement and the Ancillary Agreements, except for (i) the filing with the SEC of (i) the S-4, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth on Schedule 3.02(b).

          (c) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of Newco or Newco Sub, Threatened against Newco or Newco Sub.

          (d) Voting Requirements. The only vote of the holders of any class or series of the capital stock of Newco and Newco Sub that is necessary to approve this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement and the Ancillary Agreements is the affirmative vote by the holders of a majority of their respective outstanding shares of common stock entitled to vote with respect to the Merger, as required by Section 251 of the DGCL.

          (e) Brokers. No broker, investment banker, financial advisor or other person, other than Deutsche Morgan Grenfell Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Newco and Newco Sub.

          (f) Compliance with Laws. Newco and Newco Sub will, immediately following the Merger, have all Permits necessary for them to own, lease or operate the properties and assets now owned by the Company and to carry on the business now conducted by the

     Company, except for such Permits, the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Newco and Newco Sub, taken as a whole.

     SECTION 3.03 Representations and Warranties of Sprint and Sprint L.P.. Sprint and Sprint L.P., jointly and severally, represent and warrant to the Company, Newco and Newco Sub as follows:

          (a) Organization, Standing and Power. Sprint is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Sprint L.P. is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of Sprint and Sprint L.P. has all requisite power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted. Each of Sprint and Sprint L.P. and each of their respective Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect on Sprint or Sprint L.P. and their respective Subsidiaries, taken as a whole. Sprint has made available to the Company, Newco and Newco Sub for their review complete and correct copies of its certificate of incorporation and bylaws. Sprint L.P. has made available to the Company, Newco and Newco Sub for their review a complete and correct copy of its constitutive documents.

          (b) Subsidiaries. A schedule to Sprint's Annual Report on Form 10-K for 1996 lists each Significant Subsidiary of Sprint. All the outstanding shares of capital stock of each Significant Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable and are not subject to any options or other rights to acquire any such shares.

          (c) Authority; Noncontravention. Sprint has the requisite corporate power and authority, and Sprint L.P. has the requisite power and authority, to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The execution and delivery by Sprint and Sprint L.P. of this Agreement and each Ancillary Agreement to which it is a party and the consummation by it of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by, in the case of Sprint, all necessary corporate action, and in the case of Sprint L.P., all necessary action of the limited partnership and its general partner. This Agreement and the Ancillary Agreements to which Sprint or Sprint L.P. is party have been duly executed and delivered by Sprint and Sprint L.P. and, assuming this Agreement and the Ancillary Agreements constitute the valid and binding agreements of the Company, Newco and Newco Sub, constitute valid and binding obligations enforceable against Sprint and Sprint L.P. in accordance with their respective terms, except to the extent that the enforcement of this Agreement or the Ancillary Agreements may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law. Except as set forth on Schedule 3.03(c), the execution and delivery of this Agreement and the Ancillary Agreements by Sprint and Sprint L.P. did not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance with the provisions of the Marketing Agreement and the Network Agreement without obtaining the consent of any third party will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss by Sprint, Sprint L.P. or any of Sprint's Significant Subsidiaries, of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Sprint or Sprint L.P. under,
     (i) the certificate of incorporation or bylaws of Sprint or the comparable charter or organizational documents of Sprint L.P. or any of Sprint's Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit or license applicable to Sprint, Sprint L.P. or any of Sprint's Significant Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sprint, Sprint L.P. or any of Sprint's Significant Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on Sprint, Sprint L.P. and Sprint's Subsidiaries, taken as a whole, (y) materially impair the ability of Sprint or Sprint L.P. to perform their respective obligations under this Agreement or any Ancillary Agreement to which it is a party or (z) prevent the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Sprint or Sprint L.P. or any of Sprint's Significant Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by Sprint or Sprint L.P. of the transactions contemplated by this Agreement and the Ancillary Agreements, except for (i) the filing of a premerger notification and report form by Sprint or Sprint L.P. under the HSR Act and the expiration of the applicable waiting period or early termination thereof and, (ii) the filing with the SEC of (x) a tender offer statement on
     Schedule 14D-1 and (y) such reports under Sections 12 and 13(a) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth on Schedule 3.03(c).

          (d) Brokers. No broker, investment banker, financial advisor or other person, other than SBC Warburg Dillon Read, Inc. the fees and expenses of which will be paid by Sprint, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Sprint or Sprint L.P.

          (e) Ownership of Common Stock. As of the date of this Agreement, neither Sprint nor Sprint L.P. beneficially owns any shares of Common Stock.

          (f) Investment Intent. Sprint is purchasing the Convertible Notes for advances under the Credit Agreement, and Sprint L.P. is purchasing the Convertible Preferred Stock in exchange for the Preferred Stock Consideration, in each case for their own account for investment and not with a present view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The certificates evidencing the Convertible Preferred Stock, the Convertible Notes and any shares of Common Stock issued upon conversion of the Convertible Preferred Stock or the Convertible Notes shall bear substantially the following legend (modified accordingly in the case of the Convertible Notes) until such time as there is a sale or transfer in accordance with this Agreement and the Ancillary Agreements or the termination thereof:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THE DISPOSITION AND VOTING OF SUCH SHARES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE INVESTMENT AGREEMENT DATED AS OF FEBRUARY 10, 1998, AMONG THE COMPANY, SPRINT, SPRINT L.P., NEWCO, AND NEWCO SUB AND THE GOVERNANCE AGREEMENT DATED AS OF FEBRUARY 10, 1998, AMONG THE COMPANY, SPRINT, SPRINT L.P., AND NEWCO, AND NEWCO RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SHARES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS WILL BE FURNISHED BY NEWCO TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE THEREWITH."

          (g) Acquisition for Investment and Rule 144. Sprint and Sprint L.P. understand that the shares of Convertible Preferred Stock issued to them pursuant to the Agreement ("Sprint Shares") and Sprint understands that the Convertible Notes issued to Sprint pursuant to the Credit Agreement will not be registered under the Securities Act by reason of a specific exemption from the registration provision of the Securities Act which depends upon, among other things, the bona fide nature of their investment intent as expressed herein. Except as otherwise provided in Section 3.03(i), Sprint and Sprint L.P. acknowledge that the Sprint Shares and the Convertible Notes must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Sprint and Sprint L.P. have been advised or are aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Sprint and Sprint L.P. are aware that the certificates representing the Sprint Shares, and that the Convertible Notes, will bear such legends relating to restrictions on resale under the Securities Act as provided in Section 3.01(f) and Newco under certain conditions may issue instructions to its stock transfer agent to stop the transfer of the Sprint Shares and the Convertible Notes unless made in accordance with this Agreement or any Ancillary Agreement.

          (h) Legal Investment. The purchase of the Convertible Preferred Stock by Sprint L.P. and the purchase of Convertible Notes by Sprint hereunder is legally permitted by all applicable Law and all consents, approvals, authorizations of or designations, declarations or filings in connection with the valid execution and delivery of this Agreement by Sprint and Sprint L.P. or the purchase of the Convertible Preferred Stock by Sprint L.P. and the Convertible Notes by Sprint have been obtained, or will be obtained prior to the Closing Date.

          (i) Purchase Entirely for Own Account. Sprint is purchasing the Convertible Notes for advances under the Credit Agreement, and Sprint L.P. is purchasing the Convertible Preferred Stock in exchange for the Preferred Stock Consideration, in each case for their own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, except for transfers permitted by this Agreement. Neither Sprint L.P. nor Sprint has any present intention of selling, granting any participation in, or otherwise distributing the Convertible Preferred Stock or the Convertible Notes. Neither Sprint nor Sprint L.P. has any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third person with respect to the Convertible Preferred Stock or the Convertible Notes. Notwithstanding any other provision of this Agreement, Sprint and Sprint L.P. shall be permitted to transfer the Convertible Preferred Stock, the Convertible Notes and the Newco Common Stock issued upon conversion thereof to any Affiliate of Sprint or Sprint L.P. without an opinion of counsel, without registration under the Securities Act or any state securities law, and without the consent of Newco, provided that any such Affiliate who acquires
                                   --------
     such Convertible Preferred Stock, Convertible Notes or Newco Common Stock agrees in writing to be subject to the applicable requirements of this
     Section 3.03 and any restrictions on transfer contained in any of the Ancillary Agreements to the same extent as if such Affiliate were the original purchaser thereof.

          (j) Agreements with SIP Subscribers. Sprint L.P. has previously furnished to each of the Company, Newco and Newco Sub the form of agreement between Sprint L.P. and the SIP Subscribers governing the receipt of internet access services from Sprint L.P. ("SIP Agreements"). Sprint L.P. has complied in all material respects with all applicable terms and requirements of the SIP Agreements. As of the date hereof, Sprint has approximately 130,000 SIP Subscribers who are subject to SIP Agreements. Except as set forth in Schedule 3.03(j), the SIP Agreements are assignable to Newco in accordance with this Agreement and are enforceable against Sprint L.P. in accordance with their respective terms, except to the extent enforcement thereof may be limited by: (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principals of equity, regardless of whether enforceability is considered in a proceeding in equity or at law; provided, however, that the SIP Agreements are subject
                          --------  -------
     to immediate termination by unilateral action of the SIP Subscribers.

          (k) Financial Capability. Sprint has sufficient funds available to finance the Offer and the other transactions contemplated by this Agreement and the Ancillary Agreements, and is not engaged in any financing activity, the consummation of which would be necessary in order for Sprint to consummate the Offer and the other transactions contemplated by this Agreement and the Ancillary Agreements.


                                  ARTICLE IV

                 COVENANTS RELATING TO CONDUCT OF BUSINESS AND
                                 OF THE COMPANY

     SECTION 4.01   Conduct of Business.   (a)  Conduct of Business by the
Company. During the period from the date of this Agreement to the Closing Date, the Company shall carry on its business in accordance with applicable Laws and in the usual, regular and Ordinary Course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors, joint venturers and others having business dealings with it, except to the extent that the failure to do so would not have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Company shall not, without obtaining the prior written consent of Sprint, undertake any of the following:

               (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other equity securities of the Company or any rights, warrants or options to acquire, or convert into or exchange for, any such shares or other equity securities, except for Employee Stock Options, shares repurchased or redeemed pursuant to any existing arrangements with existing employees;

               (ii) except as set forth in subsection (iv) hereof below, issue, deliver, sell, pledge or otherwise encumber any shares of capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than (x) the issuance of new Employee Stock Options or Director Stock Options under existing Benefit Plans or Common Stock upon the exercise or conversion of Employee Stock Options or Director Stock Options, warrants or convertible notes outstanding on the date of this Agreement and in accordance with their present terms, and (y) the issuance and sale of the Convertible Preferred Stock and the Convertible Notes in accordance with the terms hereof);

               (iii) any amendment to the certificate of incorporation or bylaws of the Company;

               (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof if the consideration paid by the Company in such transaction is in the form of an issuance of capital stock or Dilutable Securities which in the aggregate are in excess of the Issuance Percentage Limitation or (y) any assets that are material, individually or in the aggregate, to the Company;

               (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its Intellectual Property Assets or any other properties or assets if, as a result thereof, the Company would suffer a Material Adverse Effect;

               (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the Ordinary Course of Business or which do not exceed $10 million in the aggregate, or (B) make any loans, advances or capital contributions to, or investments in, any other Person other than (1) pursuant to existing contractual rights and (2) non-material loans or advances to employees in the Ordinary Course of Business;

               (vii) make or agree to make any new capital expenditures or expenditures (other than capital expenditures which are contained in a duly approved budget of the Company as of the date hereof), which, are in excess of $5 million in the aggregate.

               (viii) change any accounting policy or procedure, other than any changes required by GAAP or applicable SEC accounting policy;

               (ix) fail to maintain its books, accounts and records in any manner other than the usual, regular and ordinary manner, on a basis consistent with prior years and in a business-like manner in accordance with sound commercial practice;

               (x) fail to timely file all tax returns and reports required to be filed with any Governmental Entity; or

               (xi) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Other Actions. The Company, Newco, Newco Sub, Sprint and Sprint L.P. shall not, and Sprint shall not permit any of its Subsidiaries to, take any action that would result in (i) any of the representations and warranties of such party set forth in this Agreement or the Ancillary Agreements that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions set forth in Article II not being satisfied. Each of the Parties agrees to and shall use its respective commercially reasonable efforts to cause the conditions for the respective benefit of the other Parties hereto and set forth in Article II to be satisfied.

     (c) Advice of Changes. Each of the Parties shall promptly notify the other Parties of any change or event having a Material Adverse Effect on the other Parties. If a Party provides notice to the other Parties of a change or event having a Material Adverse Effect on the other Parties, and as to any of the other Parties that fails to deliver notice within five (5) business days to such notifying Party of its intention to not Close as a result of such change or event, then such Party failing to deliver such notice shall be deemed to have waived such change or event.

     SECTION 4.02 Access to Property and Information. Sprint, Sprint L.P. and their counsel, accountants, auditors and representatives shall have full access during normal business hours to the facilities of the Company and to its books, records, Contracts and documents concerning its business, assets and properties that may reasonably be requested, provided that such inspections will not
                                  --------
unreasonably disrupt the Company's business or employees and the Company receives reasonable advance notice of such inspections.

     SECTION 4.03 Public Disclosure. No public release or announcement of the transactions contemplated by this Agreement or any of the Ancillary Agreements or related discussions or negotiations shall be made without advance approval thereof by Sprint, the Company and Newco, except as may be required by Law or legal process, in which case the other Parties shall receive prior notification and opportunity for review before release.

     SECTION 4.04 HSR Act Filings. As soon as practicable, the Company and Sprint shall each file completed notification reports under the HSR Act, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and will cooperate with each other in attempting to secure a waiver of the applicable waiting periods under such Act, and, upon the request of either the Federal Trade Commission or the United States Department of Justice, will supply such agency with any additional requested information as expeditiously as possible.

     SECTION 4.05 Information. Each Party will promptly inform the other party in writing of (i) any litigation commenced against such Party in respect of the transactions contemplated by this Agreement or any Ancillary Agreement, or (ii) any material litigation commenced against such Party which would have a Material Adverse Effect on such Party and its Subsidiaries taken as a whole.

     SECTION 4.06 Further Assurances. Each Party shall each execute and deliver or cause to be executed and delivered such further instruments of transfer, assignment and conveyance and take such other action as may be reasonably required to more effectively carry out the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     SECTION 4.07 No Solicitation. (a) The Company shall not and shall not authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company to, (i) solicit or initiate, or encourage the submission of, any Acquisition Proposal, or approve or authorize any of the foregoing, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to expedite any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that to the extent required by
                              --------  -------
the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors based on the advice of outside counsel, the Company may, (A) in response to an unsolicited request therefor, furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement and discuss such information with such person, (B) upon receipt by the Company of an Acquisition Proposal, following delivery to Sprint of the notice required pursuant to Section 4.07(b), participate in negotiations regarding such Acquisition Proposal, and (C) modify or withdraw the recommendation to accept the Offer contemplated by Section 1.02(a) or its recommendation that the stockholders of the Company vote in favor of the Company Stockholder Vote Matters as contemplated by Section 1.06(c).

     (b) The Company shall (i) promptly notify Sprint of (A) the existence of any request for confidential information with respect to, or the receipt of, any Acquisition Proposal, (B) any inquiry or discussions with respect to, or which could reasonably be expected to lead to, any Acquisition Proposal, (C) the execution of a confidentiality agreement with respect to an Acquisition Proposal, (D) the furnishing of any information in contemplation of an Acquisition Proposal, whether or not pursuant to a confidentiality agreement,
(ii) describe the terms and conditions of any Acquisition Proposal in reasonable detail, and (iii) furnish to Sprint all information made available to any Person making the Acquisition, or contemplating the making of an Acquisition Proposal, subject to a customary confidentiality agreement.

     (c) The Company shall not take any action that would enhance the ability of any other Person proposing an Acquisition Proposal to obtain the approval of the Company's stockholders or otherwise consummate such Acquisition Proposal (including granting any approval pursuant to Section 203 of the DGCL) without also taking a comparable action that would similarly enhance the ability of Sprint to obtain any necessary approval of the Company's stockholders of, and otherwise to consummate, the transactions contemplated by this Agreement and the Ancillary Agreements or an alternative transaction initiated by Sprint and concurrently withdrawing any impediments thereto that do not similarly impede such other Person.

     (d) Nothing contained in this Section 4.07 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 under the Exchange Act.

     SECTION 4.08 Efforts Regarding Outstanding Warrants and Other Dilutable Securities. Prior to the Closing, the Company will use its commercially reasonable efforts to cause each of the Warrants and other Dilutable Securities of the Company outstanding on the Closing Date to be amended or otherwise modified so that such Warrants and other Dilutable Securities would be thereafter only convertible into, exchangeable for or give the right to acquire a number of shares of Newco Common Stock equal to the number of shares of Common Stock into which such are convertible, exchangeable or exercisable. The Company shall, at any time reasonably requested by Sprint, update Sprint with respect to
(i) any warrants or other Dilutable Securities of the Company that will be convertible into, exchangeable for, or given the right to acquire Common Stock or other voting securities of the Company after the Merger, and (ii) the Company's progress in obtaining amendments or modifications to each of the agreements and/or instruments governing and/or evidencing such warrants and/or Dilutable Securities in order to ensure that such warrants and/or Dilutable Securities will be convertible into, exchangeable for, or given the right to acquire solely the same respective number of shares of Newco Common Stock after the Merger.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01 Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Ancillary Agreements, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Ancillary Agreements.
In connection with and without limiting the foregoing, the Company, Newco and their respective Boards of Directors shall (i) take all action requested by Sprint or Sprint L.P. reasonably necessary so that no state takeover statute of the States of California or Delaware or similar statute or regulation in such states is or becomes applicable to this Agreement, the Ancillary Agreements or any transaction contemplated by this Agreement or the Ancillary Agreements and
(ii) if any state takeover statute of the States of California or Delaware or similar statute or regulation in such states becomes applicable to this Agreement, any Ancillary Agreement or any transaction contemplated by this Agreement or any Ancillary Agreement, take all action reasonably requested by Sprint or Sprint L.P. and within the Company's or Newco's power to permit the transactions contemplated by this Agreement and the Ancillary Agreements to be consummated as promptly as practicable on the terms contemplated by this Agreement and the Ancillary Agreements and otherwise take such actions as are reasonably requested by Sprint or Sprint L.P. and within the Company's or Newco's power to minimize the effect of such statute or regulation on the transactions contemplated by this Agreement and the Ancillary Agreements. Notwithstanding the foregoing, the Board of Directors of the Company shall not be prohibited from taking any action permitted by Section 4.07.

     (b) Each Party shall give prompt notice to the other parties, of (i) any representation or warranty made by it contained in this Agreement or any Ancillary Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect, subject to such qualification, or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of that Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Ancillary Agreement (including the Knowledge of Sprint of any circumstance or condition that could reasonably be expected to render Sprint to be unable to satisfy the condition set forth in Section 2.03(e)); provided, however, that no such
                                         --------  -------
notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement or the Ancillary Agreements.

     SECTION 5.02 Fees and Expenses. Except as provided below, all fees and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements shall be paid by the Party incurring such fees or expenses, whether or not the Offer, the sale of the Convertible Preferred Stock or the Convertible Notes, or the other transactions contemplated by this Agreement or any Ancillary Agreement on the terms contemplated hereby or thereby is consummated; provided, however, that
                                                         --------  -------
one-half of the reasonable out-of-pocket expenses incurred by the Company in preparing the Proxy Statement and S-4, printing and mailing the Proxy Statement, the SEC filing fees for the S-4 and in holding the Special Meeting shall be paid by Sprint.

     SECTION 5.03 Stockholder Litigation. The Company shall give Sprint prompt notice of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that no settlement of any such litigation shall
            --------  -------
be agreed to until the Company has consulted with Sprint.

     SECTION 5.04 Nasdaq Listing. The Company shall use its best efforts to cause the Newco Common Stock to be included in The Nasdaq National Market after the Closing.

     SECTION 5.05 Confidentiality. Prior to the date of this Agreement, and between the date of this Agreement and until the earlier of the Closing Date or the termination of this Agreement, and thereafter in accordance with the Ancillary Agreements and the transactions and ongoing business conducted by the Parties as contemplated hereby and thereby, the Parties have provided, or shall provide, one another with information which is protected, secret, non-public or proprietary in nature ("Confidential Information"); provided, however, that the
                                                    --------  -------
term Confidential Information shall not include information which: (a) is or becomes publicly available other than as a result of a disclosure by the disclosing Party or its representatives, (b) is or becomes available to the receiving Party on a nonconfidential basis from a source (other than the disclosing Party or its representatives) which, to the receiving Party's knowledge after due inquiry, is not prohibited from disclosing such information to the receiving Party by a legal, contractual or fiduciary obligation to the disclosing Party, (c) is independently developed by the receiving Party without use of the Confidential Information, or (d) is already known by the receiving Party. Each Party agrees to (i) hold confidential, to protect, and not to disclose except on a need-to-know basis to its directors, officers, employees, agents, financial advisors and legal counsel, all Confidential Information provided to it by any other Party to this Agreement or any Ancillary Agreement, and except as otherwise required by Law or legal process, or (ii) to use Confidential Information for any purpose other than to the extent necessary to evaluate and enforce its rights under this Agreement and any Ancillary Agreement. The covenants set forth in this Section 5.05 shall remain in effect until the Closing Date and so long thereafter as any Ancillary Agreement remains in effect. If this Agreement is terminated prior to consummation of the transactions contemplated hereby or by any Ancillary Agreement, then each Party shall return all documents and other material, whether or not confidential, provided to it pursuant to this Agreement by or on behalf of any other Party to this Agreement. The foregoing obligations of confidentiality, non-disclosure and limited use shall be in effect for a period of three years beyond such termination. During such period, none of the Parties shall use any of the Confidential Information received from any other Party to the detriment of such other Party. Notwithstanding any other provision of this Section 5.05, each Party shall have the right to retain and to use any Confidential Information to the extent necessary to evaluate and enforce its rights under this Agreement or any Ancillary Agreement.

     SECTION 5.06 No Acceleration of Options or Termination Payments. (a) The Company shall, prior to the Closing, amend, or cause to be amended, (i) the 1995 Stock Option Plan and, if necessary, any options granted thereunder, (ii) the employment agreement with Charles G. Betty and any other employment agreements with officers, directors or employees of the Company, (iii) any other plan, agreement, arrangement or understanding giving rise to any options, warrants or any other rights to purchase capital stock of the Company are granted or issued,
(iv) any plan, agreement, arrangement or understanding pursuant to which any termination or severance pay or other compensation of any officer, director or employee of the Company is or may become due, in order, in any such case, to ensure that none of the transactions contemplated by this Agreement or any of the Ancillary Agreements (including, without limitation, conversion of the Convertible Preferred Stock and/or the Convertible Notes) will, constitute a "change of control," or any similar event or occurrence within the meaning of any such term or any similar term contained in any of the foregoing, or otherwise cause or result in the acceleration of the vesting of such options or rights or of the time at which such options or rights are permitted to be exercised, or the acceleration of the right to receive termination or severance pay or other compensation, in any such case either alone or together with any other event or occurrence, such as the termination or constructive termination of employment of any officer, director or employee of the Company.

     SECTION 5.07 Amortization and Writeoffs of Goodwill and Assets. The Company and Newco agree that none of the goodwill, or other tangible or intangible assets acquired pursuant to, the transactions contemplated by this Agreement or any Ancillary Agreement shall be amortized or written off other than on a straight line basis of equal amounts taken over a period of no less than 24 months commencing with the Closing Date, except for any such amount which, individually or in the aggregate, is not material.

     SECTION 5.08 Maintaining SIP Subscribers at Newco. The Company and Newco agree that all of the SIP Subscribers assigned to Newco at the Closing shall be maintained as customers of Newco and not the Company for a period of at least two years after the Closing Date (unless such customers terminate their customer agreement with Newco on their own initiative); provided, however, that such
                                               --------  -------
customers may be serviced by the Company pursuant to an agreement to do so containing terms and conditions as would be obtained by Persons dealing at arms length. During the period commencing on the Closing Date and continuing until the 31st day after the Closing Date, Newco shall not (i) discontinue or modify, or publicly announce the discontinuance or modification, of the current $5.00 credit program (i.e., whereby SIP Subscribers are entitled to a $5.00 credit upon certain circumstances set forth in the terms and conditions governing such program), or (ii) make any change or modification to any other term or condition of the SIP Agreement which is reasonably likely to result in a reduction in the number of SIP Subscribers within the aforementioned time period.

     SECTION 5.09   Certification of SIP Subscribers.

          (a) On or before the 15th day following the Closing Date, Sprint L.P. shall prepare and deliver to the Company a schedule certified by a duly authorized executive officer showing (i) the number and identity of the SIP Subscribers assigned to the Company at Closing pursuant to Section 1.03(ii) who have paid pursuant to the SIP Agreements at any time on or prior to the Closing Date and (ii) the number and identity of SIP Subscribers assigned to the Company at Closing pursuant to Section 1.03(ii) who had not paid pursuant to the SIP Agreements at any time on or prior to the Closing Date. For purposes of this Section 5.09, a SIP Subscriber shall be deemed to have paid on the date of receipt of payment or upon which the subscriber's credit card is billed by Sprint L.P., the Company or Newco, as the case may be.

          (b) On or before the 45th day following the Closing Date, Newco shall prepare and deliver to Sprint L.P. a schedule (the "SIP True-Up Certificate") certified by its chief financial officer showing (i) the number and identity of the SIP Subscribers who have paid pursuant to SIP Agreements at any time on or prior to the 31st day after the Closing Date ("Paid SIP Subscribers") and (ii) the number and identity of the SIP Subscribers who have not paid pursuant to SIP Agreements at any time on prior to the 31st day after the Closing Date. The Parties agree to cooperate and to provide such further information as may be reasonably requested to verify the matters covered by the SIP True-Up Certificate, with such mutually agreed upon number of Paid SIP Subscribers referred to as the "Final Number of Paid SIP Subscribers."

          (c) If the Final Number of Paid SIP Subscribers is less than 130,000, then Sprint L.P. shall forfeit to Newco a number of shares of Convertible Preferred Stock equal to the product of (i) five shares of Convertible Preferred Stock, times (ii) 130,000 minus the Final Number of Paid SIP Subscribers, with such product referred to as the "Number of Forfeited Shares of Convertible Preferred Stock." Sprint L.P. shall deliver to Newco the stock certificate evidencing its shares of Convertible Preferred Stock originally issued to it on the Closing Date (the "Number of Original Shares of Convertible Preferred Stock"), together with duly executed stock power transferring to Newco the Number of Forfeited Shares of Convertible Preferred Stock and Newco shall thereupon issue to Sprint L.P. a balance certificate evidencing a number of shares of Convertible Preferred Stock equal to the difference between the Number of Original Shares of Convertible Preferred Stock and the Number of Forfeited Shares of Convertible Preferred Stock.


                                  ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 6.01 Termination. (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated, and the transactions contemplated hereby or by any Ancillary Agreement abandoned, at any time prior to the Closing Date:

          (i)    by mutual written consent of all of the Parties;

          (ii) by any of the Parties if the Offer shall not have been consummated on or before the Expiration Date;

          (iii) by Sprint and Sprint L.P. if any of the conditions set forth in Sections 2.01 or 2.02 shall have become incapable of fulfillment, and shall not have been waived by Sprint and Sprint L.P.; or

          (iv) by the Company, Newco and Newco Sub if (x) any of the conditions set forth in Sections 2.01 or 2.03 shall have become incapable of fulfillment, and shall not have been waived by the Company, Newco and Newco Sub, or (y) Sprint shall have failed to commence the Offer within five business days following the date of initial public announcement of the Offer;

provided, however, that the Party seeking termination pursuant to clause (ii),
--------  -------
(iii) or (iv) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or any Ancillary Agreement.

     (b)  In the event of termination by any of the Parties pursuant to this
Section 6.01, written notice thereof shall forthwith be given to the other Parties and the transactions contemplated by this Agreement and the Ancillary Agreements shall be terminated, without further action by any Party.

     SECTION 6.02 Effect of Termination. Each Party's right of termination under Section 6.01 is in addition to any other rights it may have under this Agreement, any Ancillary Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 6.01 (other than those obligations set forth in Sections 5.02 and 5.05 which shall continue to apply upon termination of this Agreement prior to the consummation of the transactions contemplated by this Agreement or by any Ancillary Agreement, all further obligations of the Parties under this Agreement and any Ancillary Agreement will terminate; provided,
                                                                 --------
however, that if this Agreement is terminated by a Party because of fraud or a
-------
willful and material breach of the Agreement or any Ancillary Agreement by any other Party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of any other Party's fraud or willful and material failure to comply with its obligations under this Agreement or any Ancillary Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.


                                  ARTICLE VII

                                 MISCELLANEOUS

     SECTION 7.01 Notices. Unless otherwise provided herein, any notice, request, waiver, instruction, consent or document or other communication required or permitted to be given by this Agreement shall be effective only if it is in writing and (a) delivered by hand or sent by certified mail, return receipt requested, (b) if sent by a nationally-recognized overnight delivery service with delivery confirmed, or (c) if telexed or telecopied, with receipt confirmed as follows:

          The Company:                  3100 New York Drive
                                        Pasadena, California 91107
                                        Attn:  President and CEO
                                        Telecopy No.:  (626) 296-4161

          with a copy to:               Hunton & Williams
                                        NationsBank Plaza, Suite 4100
                                        600 Peachtree Street, N.E.
                                        Atlanta, Georgia  30308-2216
                                        Attn: Scott M. Hobby, Esq.
                                        Telecopy No.: (404) 888-4190

          Newco and Newco Sub:          3100 New York Drive
                                        Pasadena, California 91107
                                        Attn:  President and CEO
                                        Telecopy No.:  (626) 296-4161

          with a copy to:               Hunton & Williams
                                        NationsBank Plaza, Suite 4100
                                        600 Peachtree Street, N.E.
                                        Atlanta, Georgia  30308-2216
                                        Attn: Scott M. Hobby, Esq.
                                        Telecopy No.: (404) 888-4190

          Sprint:                       Sprint Corporation
                                        2330 Shawnee Mission Parkway
                                        Westwood, Kansas 66205
                                        Attn:  Chief Financial Officer
                                        Telecopy No.:  (913) 624-8426

          with a copy to:               Sprint Corporation
                                        2330 Shawnee Mission Parkway
                                        Westwood, Kansas 66205
                                        Attn:  Corporate Secretary
                                        Telecopy No.:  (913) 624-8233

          with an additional copy to:   Stinson, Mag & Fizzell, P.C.
                                        1201 Walnut, Suite 2800
                                        P.O. Box 419251

                                        Kansas City, Missouri  64141-6251
                                        Attn:  John A. Granda, Esq.
                                        Telecopy No.: (816) 691-3495

The Parties shall promptly notify each other of any change in their respective addresses or facsimile numbers or of the Person or office to receive notices, requests or other communications under this Section 7.02. Notice shall be deemed to have been given as of the date when so personally delivered, when actually delivered by the U.S. Postal Service at the proper address, the next day when delivered during business hours to an overnight delivery service properly addressed or when receipt of a telex or telecopy is confirmed, as the case may be, unless the sending party has actual Knowledge that such notice was not received by the intended recipient.

     SECTION 7.02 Entire Agreement. This Agreement and, upon execution by all Parties thereto, the Ancillary Agreements, together with the respective Schedules and Exhibits hereto and thereto, embody the entire agreement and understanding of the Parties in respect to the matters contemplated hereby and thereby and supersede and render null and void all other prior agreements and understandings, written and oral, with respect to the subject matters hereof and thereof, provided that this provision shall not abrogate any other written
         --------
agreement among the Parties executed simultaneously with this Agreement. No Party shall be liable or bound to any other Party in any manner by any promises, conditions, representations, warranties, covenants, agreements and understandings, except as specifically set forth herein or therein.

     SECTION 7.03 Waiver, Amendment, Etc. Except as otherwise permitted in this Agreement, this Agreement may not be amended or supplemented, unless set forth in a writing signed by, and delivered to, all the Parties.

     Except as otherwise permitted in this Agreement, the terms or conditions of this Agreement may not be waived unless set forth in a writing signed by the Party entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof. The rights and remedies of the Parties are cumulative and not alternative. Except as otherwise provided in this Agreement, neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement, or any of the other Ancillary Agreements or the documents referred to in this Agreement or therein will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

     SECTION 7.04 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by any of the Parties without the prior written consent of the other Parties; provided, however, that such assignment or
                                      --------  -------
transfer may be made by (i) Sprint to any of its Affiliates, or (ii) pursuant to any merger or sale of substantially all of the assets or stock of Sprint or such Affiliates (or any transaction having such effect) that is pursuant to an agreement entered into after the Closing Date. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 7.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

     SECTION 7.06 Severability. If any term or provision of this Agreement or the Ancillary Agreements or the application thereof to either party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or the Ancillary Agreements or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

     SECTION 7.07 Counterparts. This Agreement may be executed in one or more counterparts each of which when so executed and delivered shall for all purposes be deemed to be an original but all of which, when taken together, shall constitute one and the same Agreement.

     SECTION 7.08 Headings. The table of contents, captions and headings used in this Agreement or any Ancillary Agreements are inserted for convenience only and shall not be deemed to constitute part of this Agreement or any Ancillary Agreements or to affect the construction or interpretation hereof.

     SECTION 7.09 No Third-Party Beneficiaries. Nothing in this Agreement or any Ancillary Agreements, express or implied, shall create or confer upon any Person (including but not limited to any employees), other than the Parties or their respective successors and permitted assigns, any legal or equitable rights, remedies, obligations, liabilities or claims under or with respect to this Agreement or any Ancillary Agreements, except as expressly provided herein.

     SECTION 7.10 Interpretation. (a) Unless specifically stated otherwise, references to Articles, Sections, Exhibits and Schedules refer to Articles, Sections, Exhibits and Schedules in this Agreement. References to "includes" and "including" mean "includes without limitation" and "including without limitation."

     (b) Each Party is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement and the Ancillary Agreements. Accordingly, each Party hereby acknowledges that no Party has relied or will rely in respect of this Agreement or any Ancillary Agreements or the transactions contemplated hereby or thereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement or any Ancillary Agreements or the documents and instruments delivered at the Closing.

     (c) No provision of this Agreement or any Ancillary Agreement shall be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     SECTION 7.11 Inclusion of Information in Schedules. The inclusion of any information in any disclosure schedule (i) shall not be deemed an admission that any such information is material for purposes of the representation and warranty to which it relates or any other representation and warranty or for any other purpose related to the Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, including, without limitation, for purposes of any covenants, closing conditions or any other remedies the Parties may have, and (ii) shall not be used or interpreted in any manner to create a standard of materiality for any such purpose.

     SECTION 7.12 Exclusive Jurisdiction and Consent to Service of Process. The Parties agree that any Action arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby shall be brought by the Parties only in a Delaware state court or a federal court sitting in that state, which shall be the exclusive venue of any such Action. Each Party waives any objection which such party may now or hereafter have to the laying of venue of any such Action, and irrevocably consents and submits to the jurisdiction of any such court (and the appropriate appellate courts) in any such Action. Any and all service of process and any other notice in any such Action shall be effective against such Party when transmitted in accordance with Section 7.01. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by Law.

     SECTION 7.13 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement or any Ancillary Agreement, including any Schedules and Exhibits hereto or thereto, shall be binding unless the same shall be in writing and duly executed by the Party against whom such amendment, modification or alteration is sought to be enforced.

     SECTION 7.14 Survival. Except for the covenants or agreements set forth in Article V or any other covenants or agreements contained in this Agreement or any Ancillary Agreements which shall continue after the Closing, the representations, warranties, agreements and covenants in this Agreement, or in the Schedules, Exhibits hereto, and in certificates delivered at the Closing, shall not survive after the Closing; provided, however, that with respect to
                                     --------  -------
claim(s) for fraud and/or willful and material breach(es) hereof, all such representations, warranties, agreements and covenants shall survive the Closing, and continue for 24 months, except for any agreement or covenant which by its terms continues in effect for a longer or shorter time period, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any Party or any information capable of being acquired by any Party.

     SECTION 7.15 WAIVER OF JURY TRIAL. THE COMPANY, NEWCO, NEWCO SUB, SPRINT AND SPRINT L.P. HEREBY IRREVOCABLY AND

UNCONDITIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.


                                  ARTICLE VII

                                  DEFINITIONS

     Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

          "Acquisition Proposal" means any proposal for a tender or exchange offer, a merger, consolidation or other business combination, recapitalization, liquidation, dissolution or similar transaction involving a Party or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in, or a material amount of voting securities (with the acquisition of beneficial ownership of 15% or more of a Party's voting securities being deemed to be material for this purpose) or assets of, a Party, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

          "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Government Entity.

          "Affiliate" means, with respect to any Person, or any other Person controlling, controlled by, or under common control with such Person. For purposes of this Agreement, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with" as used with respect to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

          "Agreement" means this Agreement, together with the Schedules and Exhibits hereto.

          "Agreement and Plan of Merger" means the Agreement and Plan of Merger among Newco, Newco Sub and the Company, dated as of the date hereof, setting forth, inter alia, the terms and conditions of the merger of Newco
                    ----- ----
     Sub into the Company, a copy of which is attached to the Agreement as Exhibit F.

          "Agreement to Vote" means the Agreement To Vote Stock, a copy of which is attached to the Agreement as Exhibit J, executed in favor of Sprint by Voting Stockholders in connection with the Offer and the other transactions contemplated hereby and by the Ancillary Agreements.

          "Agreement to Vote and Tender" means the Agreement to Vote and Tender Stock, a copy of which is attached to the Agreement as Exhibit K, executed in favor of Sprint by the Tendering Stockholders in connection with the Offer and the other transactions contemplated hereby and by the Ancillary Agreements.

          "Ancillary Agreements" means any and all of the Certificate of Designation, the Governance Agreement, the Master Assignment, the Marketing Agreement, the Network Services Agreement, the Registration Rights Agreement, the Credit Agreement, the Stockholders Agreement, the Agreement and Plan of Merger, the Agreement to Vote and the Agreement to Vote and Tender.

          "Benefit Plan" means pension, retirement, savings, profit sharing, deferred compensation, incentive compensation, stock option, severance or termination pay, medical, dental, life or other insurance, disability or other written employee benefit plan, program, agreement or arrangement maintained, sponsored or contributed to by the Company, whether covering employees of the Company, former employees of the Company, or directors or former directors of the Company (including, but not limited to, any "Employee Benefit Plan," as defined in Section 3(3) of ERISA).

          "Certificate of Designation" shall have the meaning set forth in
     Section 1.03.

          "Closing" shall have the meaning set forth in Section 1.09.

          "Closing Date" shall have the meaning set forth in Section 1.09.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Common Stock" means the common stock, par value $.01 per share, of the Company.

          "Company Filed SEC Documents" shall mean the SEC Documents of the Company filed and publicly available prior to the date of this Agreement.

          "Company's Knowledge" means the actual knowledge of any of the executive officers and directors (excluding John W. Sidgmore) of Company without any duty to inquire or attribution of knowledge from any other Person to the persons in such capacities.

          "Company Stockholder Vote Matters" shall have the meaning set forth in
     Section 1.06(b).

          "Confidential Information" shall have the meaning set forth in Section 5.05.

          "Contract" means all contracts, agreements, instruments, leases, licenses, commitments and arrangements.

          "Convertible Debt Financing" shall have the meaning set forth in the fifth WHEREAS paragraph of the preamble to this Agreement.

          "Convertible Notes" shall have the meaning set forth in the fifth WHEREAS paragraph of the preamble to this Agreement.

          "Convertible Preferred Stock" means the Series A Convertible Preferred Stock, par value $.01 per share, of Newco.

          "Credit Agreement" means the Credit Agreement dated as of the date hereof among Sprint, Newco and the Company whereby Sprint agrees to provide Newco and the Company, as co-borrowers, with the Convertible Debt Financing, a copy of which is attached to the Agreement as Exhibit E.

          "DGCL" means the Delaware General Corporate Law, title 8 of the Delaware Code.

          "Dilutable Securities" shall have the meaning set forth in Section 3.01(c).

          "Director Stock Options" shall have the meaning set forth in Section 3.01(c).

          "Dollars" or "$" means lawful currency of the United States.

          "Employee Stock Options" shall have the meaning set forth in Section 3.01(c).

          "Encumbrance" means any charge, claim, community property interest, equitable interest Lien, Tax lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on transfer, receipt of income or exercise of any other attribute of ownership.

          "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

          "Environmental Law" means any Law that requires or relates to protection of human health or the Environment.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder as in effect at the applicable time.

          "Expiration Date" shall have the meaning set forth in Section 1.01.

          "GAAP" shall mean Generally Accepted Accounting Principles, as in effect on the date of this Agreement. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

          "Governance Agreement" shall mean the Governance Agreement, dated as of the date hereof, among Sprint, Sprint L.P., the Company and Newco, a copy of which is attached to the Agreement as Exhibit G.

          "Governmental Entity" means any federal, state, foreign or local government, any of its subdivisions, administrative agencies, authorities, commissions, boards or bureaus, any federal, state, foreign or local court or tribunal and any arbitrator.

          "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the facilities or any part thereof into the Environment.

          "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

          "Intellectual Property Assets" includes all marks, patent rights, copyrights and trade secrets of the Company.

          "IRS" means the United States Internal Revenue Service.

          "Issuance Percentage Limitation" means the lesser of (a) 20%, or (b) the percentage of shares of outstanding Common Stock which if issued, and after taking into effect such issuance, would cause the total number of shares of Common Stock subject to (i) all irrevocable proxies granted in favor of Sprint to vote "for" the Company Stockholder Vote Matters, and
     (ii) votes "for" the Company Stockholder Vote Matters pursuant to Agreements to Vote to constitute, in the aggregate, less than 51% of the outstanding shares of Common Stock. For purposes of this definition, "outstanding shares of Common Stock" shall be calculated on a fully diluted basis, excluding any Dilutable Securities which are not or will not be vested or otherwise exercisable on or prior to the Offer Acceptance Time.

          "Knowledge" means the actual knowledge of any of the executive officers and directors of the Parties without any duty to inquire or attribution of knowledge from any other Person to the persons in such capacities.

          "Law" means any federal, state, local, municipal, foreign, international, multinational, or other judicial or administrative order, judgment, decree, constitution, law, ordinance, common law of California and Delaware, regulation, statute, or treaty.

          "Lien" means any lien, pledge, security interest or Encumbrance whatsoever, mortgage, deed of trust, security interest, retention of title agreement, easement, encroachment, condition, reservation, covenant, lis pendens lien, claim of lien, adverse claim, or restriction on attributes of ownership.

          "Marketing Agreement" means the Marketing and Distribution Agreement, dated as of the date hereof, among Sprint, Sprint L.P., Newco and the Company, whereby Sprint, Sprint L.P., Newco and the Company agree to provide certain cooperation and support to each other in specified marketing matters and Sprint L.P. grants Newco the right to utilize certain distribution channels of Sprint L.P., a copy of which is attached to the Agreement as Exhibit D.

          "Master Assignment" means the Master Assignment and Assumption Agreement, dated as of the date hereof, between Sprint L.P. and Newco, by which Sprint L.P. grants to Newco all of the right, title and interest of Sprint L.P. in and to all agreements with SIP Subscribers and all rights to provide Internet access services to the SIP Subscribers after the Closing Date and Newco assumes all of the obligations to continue the performance of such agreements after the Closing Date, a copy of which is attached to the Agreement as Exhibit B.

          "Material Adverse Effect" means any change or effect having a material adverse effect (or any development as to which there is a substantial likelihood, insofar as can be foreseen, that would have such an effect) on the business, properties, assets, condition (financial or otherwise), or results of operations of the Company, Newco, Newco Sub, Sprint, Sprint L.P. and Sprint's Subsidiaries.

          "Merger" means the merger of Newco Sub into the Company in accordance with the terms and conditions set forth in the Agreement and Plan of Merger.

          "Minimum Tender Condition" shall have the meaning set forth in Section 2.01(a).

          "Network Agreement" means the Network Agreement, dated as of the date hereof, among Sprint L.P., Newco and the Company, which grants Newco and the Company the right to use a minimum and maximum number of ports on Sprint L.P.'s long-distance network, along with pricing and other terms set forth therein, a copy of which is attached to the Agreement as Exhibit C.

          "Newco Common Stock" shall have the meaning set forth in the sixth WHEREAS paragraph of the preamble of this Agreement.

          "Offer" shall have the meaning set forth in the second WHEREAS paragraph of the preamble to this Agreement.

          "Offer Acceptance Condition" shall have the meaning set forth in
     Section 2.04.

          "Offer Acceptance Time" means the date and time upon which Sprint accepts for payment shares of Common Stock pursuant to the Offer.

          "Offer Documents" shall have the meaning set forth in Section 1.01(b).

          "Offer Price" shall have the meaning set forth in the second WHEREAS paragraph of the preamble to this Agreement.

          "Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority);

          "Paid SIP Subscribers" shall have the meaning set forth in Section 5.09(b).

          "Party" means any Person that is a signatory to this Agreement.

          "Permits" shall have the meaning set forth in Section 3.01(l).

          "Person" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

          "Preferred Stock Consideration" shall have the meaning set forth in
     Section 1.03.

          "Proxy Statement" shall have the meaning set forth in Section 1.06(b).

          "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of the date hereof, among Newco, Sprint and Sprint L.P., a copy of which is attached hereto as Exhibit I.

          "Returns" means all tax returns that must be filed with any federal, state or local taxing authority.

          "S-4" shall have the meaning set forth in Section 1.06(b).

          "SARs" means stock appreciation rights.

          "SEC" means the Securities and Exchange Commission and the staff thereof.

          "SEC Documents" shall have the meaning set forth in Section 3.01(e).

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder as in effect at the applicable time.

          "Significant Subsidiary" means any Subsidiary of a Party that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

          "SIP Agreements" means the agreements between Sprint L.P. and the SIP Subscribers governing the receipt of Internet access from Sprint L.P.

          "SIP Subscriber" shall mean a registered customer of Sprint L.P.'s "Sprint Internet Passport" service, regardless of whether on an hourly payment plan or a fixed payment plan, and regardless of whether in an initial introductory period.

          "Special Meeting" shall have the meaning set forth in Section 1.05(b).

          "Sprint Shares" shall have the meaning set forth in Section 3.03(g)

          "Stock Equivalents" shall have the meaning set forth in Section
     3.01(c).

          "Stockholders Agreement" means the Stockholders Agreement, dated as of the date hereof, among Sprint and certain stockholders of the Company, a copy of which is attached to the Agreement as Exhibit H.

          "Subsidiary" shall mean a Person, the equity of which is at least 50% owned by another Person.

          "Surviving Corporation" shall have the meaning set forth in Section 1.05(a).

          "Tax" or "Taxes" means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise and other taxes, duties and similar governmental charges and assessments imposed by or on behalf of any Governmental Entity (including interest and penalties thereon).

          "Tendering Stockholders" means the holders of Common Stock who are identified in Schedule 1 to the Agreement to Vote and Tender.

          "Threatened" means any demand or statement that has been made in writing that would lead a prudent person to conclude that a claim, proceeding, dispute, Action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

          "Unaudited Balance Sheet" means the Unaudited Consolidated Balance Sheet of the Company dated at the Unaudited Balance Sheet Date.

          "Unaudited Balance Sheet Date" means September 30, 1997.

          "Voting Stockholders" means the holders of Common Stock who are identified in Schedule 1 to the Agreement to Vote.

     IN WITNESS WHEREOF, the Parties have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.

                                    SPRINT CORPORATION

                                        By: /s/ Theodore H. Schell
                                            ------------------------------------
                                              Name: Theodore H. Schell
                                              Title: Vice President - Strategic
                                                     Planning and Corporate
                                                     Development

                                    SPRINT COMMUNICATIONS COMPANY L.P.

                                    By:  US Telecom, Inc., General Partner.


                                        By: /s/ Don A. Jensen
                                            ------------------------------------
                                              Name: Don A. Jensen
                                              Title: Vice President and
                                                     Secretary

                                    EARTHLINK NETWORK, INC.

                                        By: /s/ Charles G. Betty
                                            ------------------------------------
                                              Name: Charles G. Betty
                                              Title: President & CEO

                                    DOLPHIN, INC.

                                        By: /s/ Charles G. Betty
                                            ------------------------------------
                                              Name: Charles G. Betty
                                              Title: President & CEO

                                    DOLPHIN SUB, INC.


                                        By: /s/ Charles G. Betty
                                            ------------------------------------
                                              Name: Charles G. Betty
                                              Title: President & CEO




                    SIGNATURE PAGE FOR INVESTMENT AGREEMENT

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